Exhibit 10.1

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. Double asterisks denote omissions.

LICENSE AND COLLABORATION AGREEMENT

This LICENSE AND COLLABORATION AGREEMENT (this “Agreement”), is entered into as of August 27, 2012 (the “Effective Date”), by and among Monsanto Company, a Delaware corporation, having a place of business at 800 N. Lindbergh Blvd., St. Louis, Missouri 63167, U.S.A. (“Monsanto”), and Alnylam Pharmaceuticals, Inc., a Delaware corporation, having a place of business at 300 Third Street, 3rd Floor, Cambridge, Massachusetts 02142, U.S.A. (“Alnylam”).

INTRODUCTION

1. Monsanto is engaged in the business of Discovering, Developing, Commercializing and Manufacturing products in the Agricultural Field (each as defined below).

2. Alnylam has developed, acquired and licensed technology useful for the Discovery, Development, Manufacture, characterization and use of products that function through the mechanism of RNA interference (“RNAi”).

3. Alnylam desires to grant licenses to such technology to Monsanto, and the Parties desire to collaborate on certain research activities, in each case upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the respective representations, warranties, covenants and agreements contained herein, and for other valuable consideration, the receipt and adequacy of which are hereby acknowledged, Alnylam and Monsanto agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. For the purpose of this Agreement, the following terms, whether used in singular or plural form, shall have the respective meanings set forth below:

“Accounting Period” shall have the meaning set forth in Section 5.8.

“Affiliate” shall mean any Person who directly or indirectly controls or is controlled by or is under common control with another Person. For purposes of this definition, “control” or “controlled” shall mean ownership directly or through one or more Affiliates, of fifty percent (50%) or more of the shares of stock entitled to vote for the election of directors, in the case of a corporation, or fifty percent (50%) or more of the equity interest in the case of any other type of legal entity, status as a general partner in any partnership, or any other arrangement whereby a Party controls or has the right to control the Board of Directors or equivalent governing body of a corporation or other entity, or the ability to direct the management or policies of a corporation or other entity. The Parties acknowledge that in the case of certain entities organized under the laws of certain countries outside of the United States, the maximum percentage ownership permitted by law for a foreign investor may be less than fifty percent

(50%), and that in such case such lower percentage shall be substituted in the preceding sentence, provided that such foreign investor has the power to direct the management and policies of such entity.

“Agreement” shall have the meaning set forth in the Preamble, and shall include, for the avoidance of doubt, all Exhibits and Schedules attached hereto.

“Agricultural Field” shall mean applications in agriculture, horticulture, forestry, aquaculture, and/or residential markets relating to plants, fish, arthropods and/or pests and pathogens thereof (e.g., home, lawn, and/or garden). Agricultural Field excludes, without limitation, (a) all human and animal (other than fish and arthropods) therapeutic, prophylactic, and diagnostic applications; (b) the development, sale, and use of research reagent products for any purpose; and (c) modification of any cells, tissues, or organisms for the purpose of manufacturing of heterologous proteins, peptides, or viruses for any purpose other than the modification of plants, plant cells, or plant tissues for the purpose of manufacturing heterologous proteins, peptides, or viruses for application to plants, fish, arthropods, and/or pests or pathogens thereof.

“Alnylam Change of Control” shall be deemed to occur upon the closing of a merger, reorganization or consolidation or other transaction involving Alnylam in which a Monsanto Competitor would obtain ownership of (a) more than fifty percent (50%) in the aggregate of the voting power of all outstanding shares entitled to vote at a general election of directors of Alnylam; (b) more than fifty percent (50%) of the equity interests in Alnylam; or (c) all or substantially all of Alnylam’s assets or business relating to this Agreement.

“Alnylam Exclusivity Term” shall mean the period of ten (10) years after the Effective Date.

“Alnylam Technology Transfer Cost” shall have the meaning set forth in Section 3.2.

“Alnylam Third Party Obligations” shall mean Alnylam’s or its Affiliates’ obligations to, and the rights of, Listed Counterparties with respect to the Licensed Intellectual Property under Listed Alnylam Third Party Agreements and the rights of other Third Parties with respect to the Licensed Intellectual Property under pre-existing alliance and license agreements, including without limitation Listed Alnylam Third Party Payment obligations.

“Business Day” shall mean a day on which banking institutions in Boston, Massachusetts and St. Louis, Missouri are open for business.

“Commercialization” or “Commercialize” shall mean any and all activities directed to marketing, promoting, distributing, importing, having imported, exporting, having exported, selling, having sold, or offering to sell a product or service.

“Commercially Reasonable Efforts” shall mean the carrying out of obligations in a diligent and sustained manner using such effort and employing such resources as would normally be exerted or employed by a similarly situated company for a product of similar market or profit potential or strategic value at a similar stage of its product life, but excluding consideration of any obligation to the other Party under this Agreement

“Confidential Information” shall mean any and all information and data, including without limitation Licensed Know-How and Software, and all other scientific, regulatory, manufacturing, marketing, financial and commercial information or data, whether communicated in writing or orally or by any other method, which is provided by one Party to the other Party in connection with this Agreement.

“Control”, “Controls” or “Controlled by” shall mean, with respect to any (a) material, Know-How or other information or (b) intellectual property right, the possession of (whether by ownership or license, other than pursuant to this Agreement), or the ability of a Party or its Affiliates to grant access to, or a license or sublicense of, such item or right as provided for herein without violating the terms of any agreement or other arrangement with any Third Party existing at the time such Party would be required hereunder to grant the other Party such access or license or sublicense.

“Cover,” “Covering” or “Covers” shall mean, with respect to a Licensed Product, that in the absence of a license granted under a Valid Claim of a Licensed Patent Right, the Discovery, Development, Manufacture, and/or Commercialization of a Licensed Product would infringe such Valid Claim.

“Develop” or “Development” shall mean any and all activities, testing and studies required to develop one or more products or services for regulatory approval and/or commercial sale.

“Discover” or “Discovery” shall mean any and all research or discovery activities.

“Discovery Collaboration” shall mean collaboration between the Parties regarding the Discovery, Development, Manufacture, and/or Commercialization of Licensed Products pursuant to the terms of Article IV.

“Effective Date” shall have the meaning set forth in the preamble to this Agreement.

“Excluded Intellectual Property” shall mean the following:

(A)	those Patent Rights listed on Schedule H, which may be amended from time to time by Alnylam either by deletion, wherein said deleted Patent Rights shall automatically be added to the Licensed Patent Rights of Schedule A, or by the addition of Patent Rights that satisfy each of the following criteria:

(i)	are Controlled by Alnylam at any time during the period beginning with the Effective Date and ending thirty (30) months thereafter;

(ii)

only have claims directed to (a) certain lipids, lipid formulations and/or specific siRNA compositions directed to targets that confer traits in or to applications outside of the Agricultural Field, and/or their respective derivatives and/or analogs, and/or uses of the foregoing, and/or processes for making the foregoing or (b) certain siRNA delivery modalities, including certain conjugated siRNAs that are useful for delivery and/or uses of the foregoing, and/or processes for making the foregoing; and

(iii)	said lipids, lipid formulations and/or siRNA compositions, and/or their respective derivatives and/or analogs, or said siRNA delivery modalities, as the case may be, are under Development, or Alnylam (in good faith) believes are reasonably likely to be Developed, by Alnylam, its Affiliates or its or their sublicensees for use in connection with products and/or applications outside the Agricultural Field; and

(B)	the Know-How specifically associated with such Patent Rights.

In no event may such Excluded Intellectual Property include any Licensed Patent Rights included on Schedule A, as such schedule is updated (only by addition, and not by deletion, except pursuant to Section 5.6) from time to time pursuant to this Agreement, or any Licensed Know-How transferred to Monsanto pursuant to Article III. Alnylam shall notify Monsanto in writing of any amendments Alnylam wishes to make to Schedule H and Alnylam agrees to discuss and consult with Monsanto in good faith regarding any concerns that Monsanto may have regarding the addition of any Patent Rights to Schedule H.

“First Commercial Sale” shall mean the first sale of a Licensed Product that is subject to an obligation to pay royalties pursuant to Section 5.3.

“FTE Rate” shall mean, with respect to Alnylam, $[**] per full time equivalent person year (based on consistently applied practices of the applicable party), which amount may be increased annually.

“Indemnified Party” shall have the meaning set forth in Section 10.1(c)(i).

“Indemnifying Party” shall have the meaning set forth in Section 10.1(c)(i).

“In-Licensed Patent Right” shall mean a Licensed Patent Right that is Controlled by Alnylam or its Affiliate under a license grant from a Listed Counterparty pursuant to a Listed Alnylam Third Party Agreement.

“Know-How” shall mean all biological materials and other tangible materials, inventions, practices, methods, protocols, formulas, knowledge, know-how, data, information, trade secrets, copyrights, software, processes, assays, skills, experience, techniques, results of experimentation and testing, and algorithms, patentable or otherwise (but excluding any marketing, financial, commercial, personnel and other business information and plans).

“Law” shall mean any law, statute, rule, regulation, ordinance or other pronouncement having the effect of law of any federal, national, multinational, state, provincial, county, city or other political subdivision, domestic or foreign.

“Licensed Intellectual Property” shall mean the Licensed Know-How and Licensed Patent Rights.

“Licensed Know-How” shall mean Know-How that (a) Alnylam reasonably determines to be necessary and/or useful to Discover, Develop, Manufacture or Commercialize Licensed Products and (b) is either (i) Controlled by Alnylam on the Effective Date, or (ii) comes within Alnylam’s Control during the period beginning with the Effective Date and ending thirty (30) months thereafter, other than Know-How that is Excluded Intellectual Property.

“Licensed Patent Rights” shall mean Patent Rights that are Controlled by Alnylam at any time during the period beginning with the Effective Date and ending thirty (30) months thereafter, other than those Patent Rights that are Excluded Intellectual Property. As of the Effective Date, Licensed Patent Rights include those Patent Rights listed on Schedule A, which may be updated (only by addition, and not by deletion, except pursuant to Section 5.6) from time to time upon written agreement by the Parties and pursuant to Sections 8.7 and 5.6.

“Licensed Product” shall mean an oligonucleotide-containing product (including transgenic plant applications thereof) for application in the Agricultural Field that is Covered by a Valid Claim and/or comprises, or is enabled by, or Discovered, Developed, and/or Manufactured using Licensed Know-How and either (a) modulates the viability and/or biological processes (including expression of genes and/or proteins) of (i) plants, (ii) fish, (iii) arthropods, and/or (iv) pests or pathogens thereof; or (b) modifies plants, plant cells or plant tissues for the purpose of manufacturing heterologous proteins, peptides, or viruses for application to (i) plants, (ii) fish, (iii) arthropods, and/or (iv) pests or pathogens thereof. Licensed Product excludes, without limitation, miRNA Products.

“Licensed Product Patent Rights” shall have the meaning set forth in Section 8.1.

“Listed Alnylam Third Party Agreement” shall mean an agreement listed on Schedule B.

“Listed Alnylam Third Party Payment” shall have the meaning set forth in Section 5.3(a).

“Listed Counterparties” shall mean the Third Party counterparties to Listed Alnylam Third Party Agreements and their respective successors in interest.

“Manufacture” or “Manufacturing” shall mean any and all activities and operations involved in or relating to the manufacturing, quality control testing (including in-process, release and stability testing), releasing or packaging, for development or commercial purposes.

“miRNA” shall mean a structurally defined functional RNA molecule usually between 19 and 25 nucleotides in length, which is derived from an endogenous, genetically-encoded non-coding RNA which is predicted to be processed into a hairpin RNA structure that is a substrate for the double-stranded RNA-specific ribonuclease Drosha and subsequently is predicted to serve as a substrate for the enzyme Dicer, a member of the RNase III enzyme family; including, without limitation, those miRNAs exemplified in miRBase (http://microrna.sanger.ac.uk/).

“miRNA Mimic” shall mean a single-stranded or double-stranded oligonucleotide with the same or substantially similar-base composition and sequence (including chemically modified bases) as a particular natural, miRNA and which is designed to mimic the activity of such miRNA. For clarity, miRNA Mimic excludes a double-stranded oligonucleotide which functions or is designed to function as an siRNA.

“miRNA Mimic Precursor” shall mean a (a) synthetic oligonucleotide applied to a cell or (b) a transcript recombinantly produced by a cell, in either case which is enzymatically processed by the cell to produce an miRNA Mimic.

“miRNA Products” shall mean any product comprised of (a) a single-stranded oligonucleotide (or a single stranded analog thereof) that is designed to interfere with or inhibit a particular miRNA, or (b) a single-stranded oligonucleotide (or a single stranded analog thereof) that is designed to bind to a miRNA Precursor to prevent the production of one or more miRNAs. An miRNA Precursor shall mean a transcript that originates from a genomic DNA and that contains, but not necessarily exclusively, a non-coding, structured RNA comprising one or more mature miRNA sequences, including, without limitation, (i) polycistronic transcripts comprising more than one miRNA sequence, (ii) miRNA clusters comprising more than one miRNA sequence, (iii) pri-miRNAs, and/or (iv) pre-miRNAs. For clarity, miRNA Products do not include (x) oligonucleotides that function predominantly through the RNAi mechanism of action or the RNase H mechanism of action, (y) miRNA Mimics or (z) miRNA Mimic Precursors.

“Monsanto Competitor” shall mean E.I. DuPont de Nemours & Company, The Dow Chemical Company, Advanta B.V., Limagrain, Syngenta AG, Syngenta SA, Syngenta Ltd., BASF Group, Bayer Group (including Aventis), KWS SAAT AG, Stine Seed Company, Stoneville, and their respective Affiliates, and any entity that acquires all or substantially all of any of the foregoing entities or a seed division or subsidiary of any of the foregoing entities.

“Monsanto Improvement” shall mean:

(a)	an invention that is (i) conceived and/or reduced to practice by Monsanto or its Affiliates, (ii) claimed in an issued patent owned by Monsanto or its Affiliates and having a priority date that is during the Alnylam Exclusivity Term, and (iii) the practice of which, if practiced at the time of said priority date, would be Covered by at least one claim of an issued, unexpired, valid, and enforceable patent that is licensed hereunder by Alnylam or its Affiliates to Monsanto and its Affiliates;

(b)	an invention that is (i) conceived and/or reduced to practice by Monsanto or its Affiliates, (ii) claimed in an issued patent owned by Monsanto or its Affiliates and having a priority date that is during the period beginning with the Effective Date and ending [**] years after the Effective Date, (iii) directed to or comprises software code (whether in Object Code Form or Source Code Form) and/or the use of thereof, and (iv) derived, entirely or in part, from Software; or

(c)	an invention that is (i) conceived and/or reduced to practice by Monsanto or its Affiliates, (ii) claimed in an issued patent owned by Monsanto or its Affiliates and having a priority date that is during the period beginning with the Effective Date and ending [**] years after the Effective Date, (iii) directed to or comprises an siRNA composition, including the design of sequences and their chemical compositions, and (iv) derived, entirely or in part, from Licensed Know-How.

“Monsanto Revenue Transaction” shall mean a written agreement between Monsanto and/or its Affiliate on the one hand, and a Sublicensee on the other hand, in which Monsanto or its Affiliate grants a sublicense pursuant to Section 2.3 to such Sublicensee for purposes of Discovering, Developing, Manufacturing and/or Commercializing Licensed Product(s) that are not owned by Monsanto or its Affiliates and with respect to which neither Monsanto nor its Affiliates has Commercialization rights, but shall not include a Non-Revenue Transaction. If multiple related or reasonably contemporaneous agreements with any given Third Party (or set of related or affiliated Third Parties) are entered into by Monsanto or its Affiliate (or any combination of them), and one such agreement is a Monsanto Revenue Transaction, then all such related or reasonably contemporaneous agreements shall together be considered a single Monsanto Revenue Transaction even if one or more of said agreements is a Non-Revenue Transaction.

“Monsanto Sublicense Income” shall mean cash revenue received by Monsanto and/or its Affiliates from a Sublicensee in connection with a Monsanto Revenue Transaction that is attributable to the sublicense under Licensed Intellectual Property but not including: (a) amounts paid and/or payable to Alnylam pursuant to Section 5.3, (b) loaned amounts that are not forgiven, (c) reimbursable amounts (including research and patent expense reimbursements) on a pass-through basis with no markup, (d) payments at reasonable cost with no markup for the supply of products or for research or other services provided by Monsanto or its Affiliate, or (e) fair market value consideration for the purchase of an equity interest in Monsanto or its Affiliate.

“Necessary Third Party IP” shall mean Know-How or Patent Rights owned or controlled by a Third Party that cover or claim the Discovery, Development, Manufacture or Commercialization of a Licensed Product.

“Net Sales” shall mean (a) the gross invoice price of Royalty Products sold by Monsanto or its Related Parties to a Third Party; provided, that such Third Party is an end-user of such Royalty Product or a Third Party which purchases Royalty Product(s) (whether in packaged form or bulk form) from Monsanto or its Related Party and resells such Royalty Product(s) to Third Parties in a manner consistent with normal trade practices in the Agricultural Field; less (b) the following items: (i) deductions actually incurred, allowed, paid, accrued or specifically allocated in financial statements in accordance with generally accepted accounting principles, in preparing and utilizing distribution channels for a Royalty Product (including product returns, customer rebates, dealer incentives, volume discounts, seed service fees, cash discounts (pre-pay discounts), (ii) local competitive response, transportation or cargo insurance, taxes, duties or other governmental tariffs (other than income taxes), (iii) government-mandated rebates, and (iv)

a reasonable reserve for bad debts, (and some of which, by way of example, are currently identified as “crop loss and replant” and “seed action pack”) in all cases allocated to such Royalty Products in accordance with generally accepted accounting principles and methodologies established by Monsanto or its Related Party, as the case may be, and that are consistently applied by such party across all of such party’s products; provided, that such methodologies may be amended from time to time, upon notice to Alnylam to reflect general changes to such party’s methodologies, which changes are consistently applied by such selling party across of such party’s products and which changes are made in the ordinary course of such party’s business.

In the event the Royalty Product is sold commercially as part of a Combination Product (as defined below), the Net Sales from the Royalty Product, for the purposes of determining royalty payments under this Agreement with respect to Royalty Products, shall be determined by multiplying the Net Sales (as determined without reference to this paragraph) of the Combination Product, during the applicable royalty reporting period, by the fraction, A/A+B, where A is the average sale price of the Royalty Product when sold separately in finished form and B is the average sale price of the other product(s) included in the Combination Product when sold separately in finished form, in each case during the applicable royalty reporting period or, if sales of both the Royalty Product and the other product(s) did not occur in such period, then in the most recent royalty reporting period in which sales of both occurred. In the event that such average sale price cannot be determined for both the Royalty Product and all other product(s) included in the Combination Product, Net Sales for the purposes of determining royalty payments shall be calculated by multiplying the Net Sales of the Combination Product by the fraction of C/C+D where C is the fair market value of the Royalty Product and D is the fair market value of all other product(s) included in the Combination Product. As used above, the term “Combination Product” shall mean any product which consists of a Royalty Product and other technologies and/or materials that embody substantial intellectual property rights and/or value.

“Non-Revenue Transaction” shall mean a written agreement between Monsanto and/or its Affiliate on the one hand, and a Sublicensee on the other hand, in which Monsanto or its Affiliate grants a sublicense pursuant to Section 2.3 to such Sublicensee for purposes of Discovering, Developing, Manufacturing and/or Commercializing Licensed Product(s) that are not owned by Monsanto or its Affiliates and with respect to which neither Monsanto nor its Affiliates has Commercialization rights and the sublicense satisfies all the following criteria:

(a)	the sublicense only grants the Sublicensee the right to Discover, Develop, Manufacture, and/or Commercialize Licensed Products that exhibit only one trait conferred, entirely or in part, by up to [**] siRNAs directed to one or more targets for conferring said trait; and

(b)	the sublicense is the only sublicense under which the Sublicensee and its Affiliates is licensed to Discover, Develop, Manufacture and/or Commercialize Licensed Products in a particular calendar year.

“Object Code Form” shall mean a form of software code resulting from the translation or processing of a computer program in Source Code Form by a computer into machine language or intermediate code, which thus is in a form that would not be convenient to human understanding of the program logic, but which is appropriate for execution or interpretation by a computer.

“Party” shall mean Alnylam or Monsanto, as the case may be; “Parties” shall mean both Alnylam and Monsanto.

“Patent Rights” shall mean all patents (including all reissues, extensions, substitutions, confirmations, re-registrations, re-examinations, invalidations, supplementary protection certificates and patents of addition) and patent applications (including all provisional applications, continuations, continuations-in-part and divisionals), and foreign equivalents of any of the foregoing.

“Person” shall mean any corporation, limited or general partnership, limited liability company, joint venture, trust, unincorporated association, governmental body, authority, bureau or agency, any other entity or body, or an individual.

“Related Party” shall mean a Party’s Affiliates and Sublicensees.

“Restricted Software” shall mean the Software identified in the Technology Transfer Plan as “BruteForce” and “R Scripts”, and any other Software designated in writing by Alnylam to Monsanto or its Affiliates at the time of transfer as Restricted Software.

“Royalty Product” shall mean a Licensed Product Covered by one or more Valid Claims of the In-Licensed Patent Rights in a particular country.

“Royalty Term” shall mean, with respect to a given Royalty Product sold in a particular country, the period of time commencing on the First Commercial Sale of such Royalty Product and concluding on the expiration date of the last to expire Valid Claim of an In-Licensed Patent Right Covering such Royalty Product in such country.

“siRNA” shall mean a double-stranded ribonucleic acid (RNA) composition designed to act primarily through an RNA interference mechanism that consists of either (a) two separate oligomers of native or chemically modified RNA that are hybridized to one another along a substantial portion of their lengths, or (b) a single oligomer of native or chemically modified RNA that is hybridized to itself by self-complementary base-pairing along a substantial portion of its length to form a hairpin.

“Software” shall mean all Licensed Know-How that is transferred to Monsanto under Section 3.1 of this Agreement that consists of software code, whether in Object Code Form or Source Code Form.

“Source Code Form” shall mean a form of software code in which computer program’s logic is easily deduced by a human being with skill in the art, such as a printed listing of the program or a form from which a printed listing can easily be generated.

“Sublicensee” shall mean any Third Party to which a sublicense is granted by Monsanto in accordance with Section 2.3.

“Technology Transfer Period” shall have the meaning set forth in Section 3.1.

“Technology Transfer Plan” shall have the meaning set forth in Section 3.1.

“Third Party” shall mean any Person other than Alnylam or Monsanto and their respective Affiliates.

“Third Party Infringement Claim” shall have the meaning set forth in Section 8.4(a).

“Valid Claim” shall mean a claim of: (a) an issued and unexpired Licensed Patent Right, which claim has not been revoked or held unenforceable, unpatentable or invalid by a decision of a court or other governmental agency of competent jurisdiction, which is not appealable or has not been appealed within the time allowed for appeal, and which has not been abandoned, disclaimed, denied, or admitted to be invalid or unenforceable through reissue, re-examination or disclaimer or otherwise, or (b) a patent application included within the Licensed Patent Rights that has not been pending for more than [**] years after the earliest priority date for said application and that has not been cancelled, withdrawn or abandoned, or finally rejected by an administrative agency action, which is not appealable or has not been appealed within the time allowed for appeal.

ARTICLE II

GRANT OF RIGHTS; CERTAIN COVENANTS

2.1 License Grants.

(a) License Grant to Monsanto.

(i) Subject to the terms and conditions of this Agreement, including the provisions of Section 2.1(a)(ii) below with respect to Software, and to Alnylam Third Party Obligations, Alnylam hereby grants to Monsanto and its Affiliates a worldwide right and license under and to use the Licensed Intellectual Property to engage in any and all Discovery, Development, Commercialization, and Manufacturing activities with respect to Licensed Products. Such license shall be (x) exclusive, except with respect to the right to engage in Discovery activities in accordance with Section 2.8, which license shall be non-exclusive; and (y) subject to the terms of Sections 5.3 and 5.7, royalty-bearing with respect to Licensed Products.

(ii) Subject to the terms and conditions of this Agreement, Alnylam hereby grants to Monsanto and its Affiliates a non-exclusive license:

(x) to use the Software in Object Code Form solely as necessary to support the exercise of the licenses granted to Monsanto in Section 2.1(a)(i) of this

Agreement and to provide services to Sublicensees; provided, however, that Monsanto and its Affiliates may (A) only use the Restricted Software internally at Monsanto’s and its Affiliates’ facilities, (B) only provide Sublicensees with the data or results generated by Monsanto or its Affiliates through the use of such Restricted Software, and (C) not permit such Sublicensees to access or use the Restricted Software, and;

(y) to use, modify, enhance and prepare derivative works of the Source Code Form of the Software solely as necessary to support the exercise of the license granted in Section 2.1(a)(ii)(x); provided, that under no circumstances will such license grant or any other provision of this Agreement be interpreted as granting to Monsanto or its Affiliates the right to sublicense, transfer, distribute, or otherwise make available to any Third Party the Source Code Form of any Restricted Software. Any such modification, enhancement or preparation of derivative works of the Source Code Form of Software for Monsanto or its Affiliates may be performed by independent contractors of Monsanto or its Affiliates; provided, that each such independent contractor agrees in writing to be bound by the same level of confidentiality and other restrictions as Monsanto is bound pursuant to the provisions of this Agreement, including Article VI, prior to having any access to the Source Code Form of any Software, all such efforts are conducted at the facilities of Monsanto or its Affiliates, and Monsanto or its Affiliates shall own all results of such efforts.

Notwithstanding anything in this Agreement to the contrary, Monsanto and its Affiliates may only use the Restricted Software described as “R Scripts” in the Technology Transfer Plan as examples or guidance in developing Monsanto’s own software to predict efficacy of siRNAs for Licensed Products. In addition, the Software provided to Monsanto under this Agreement will be subject to the restrictions and agreements of Monsanto set forth on Schedule C.

2.2 License Grant Back to Alnylam. Subject to the terms and conditions of this Agreement, Monsanto hereby grants to Alnylam and its Affiliates a non-exclusive, royalty-free, fully-paid, sublicenseable, transferable, worldwide license under and to use any and all Monsanto Improvements for any and all purposes outside the Agricultural Field. Notwithstanding any provision of this Agreement to the contrary, Monsanto does not have any obligation to seek, obtain, or maintain a patent or patent application that claims or discloses a Monsanto Improvement or disclose the existence of a Monsanto Improvement to Alnylam. Further, disclosure by Monsanto to Alnylam of a Monsanto Improvement does not relieve Alnylam or its Affiliates of their obligations concerning the rights and obligations of Confidential Information set forth hereunder. Each Party hereby agrees to use commercially reasonable efforts to disclose to the other Party modifications to or derivate works of the Software said first Party may make during the period beginning with the Effective Date and ending on the third anniversary of the Effective Date, except that Monsanto is not obligated to disclose modifications to or derivative works of “R Scripts”. Any such disclosures will occur at annual meetings between the Parties, which will occur on or about the first [**] anniversaries of the Effective Date of this Agreement. For clarity, Alnylam and its Affiliates and its and their sublicensees shall have the right to use such disclosed modifications and derivative works of Software for any and all purposes outside of the Agricultural Field, subject to Alnylam’s obligations under Section 2.8.

2.3 Sublicense Rights. Subject to Alnylam Third Party Obligations and the terms and conditions of this Agreement, Monsanto and its Affiliates shall have the right to grant sublicenses within the scope of the licenses granted to it in Section 2.1(a), to Third Parties solely for purposes of Discovering, Developing, Manufacturing and/or Commercializing Licensed Product(s), wherein said Third Parties, except for entities that are end users, growers, or farmers (in each case to which Monsanto or its Affiliate has granted only a Commercialization sublicense), are “Sublicensees”. Notwithstanding anything to the contrary in this Agreement, Monsanto and its Affiliates may not sublicense Restricted Software. Each such sublicense agreement shall be subject and subordinate to, and consistent with, the terms and conditions of this Agreement and the Listed Alnylam Third Party Agreements. Agreements with any Sublicensee shall contain the following provisions: (x) a requirement that such Sublicensee submit applicable sales or other reports consistent with those required hereunder; (y) an audit requirement similar to the requirement set forth in Section 5.13; and (z) a requirement that such Sublicensee comply with the confidentiality and non-use provisions of Article VI with respect to both Parties’ Confidential Information. Monsanto shall remain liable to Alnylam for each Sublicensees’ failure to comply with all applicable restrictions, limitations, and obligations under the sublicense agreement and this Agreement. Notwithstanding any provision of this Agreement to the contrary (including, without limitation, Section 9.3), in the event a Sublicensee materially breaches its sublicense agreement, Monsanto shall not be in material breach of this Agreement and Alnylam shall not terminate this Agreement because of said Sublicensee’s material breach; provided that Monsanto has entered into a sublicense agreement with said Sublicensee that is subject and subordinate to, and consistent with, the terms and conditions of this Agreement and the Listed Alnylam Third Party Agreements and contains the foregoing provisions (x), (y), and (z), and, in the event of a material breach by said Sublicensee, Monsanto takes all commercially reasonable steps to address, remedy, or cure the Sublicensee’s material breach, including, for example, terminating or attempting to terminate the sublicense and seeking or assisting Alnylam in seeking appropriate remedies at law and/or equity. Monsanto shall provide a copy of each sublicense agreement with a Sublicensee to Alnylam (with such reasonable redactions as Monsanto may make; provided that provisions necessary to demonstrate compliance by Monsanto and its Affiliates with the requirements of this Agreement may not be redacted).

2.4 No Other Rights. Only the licenses granted to a Party and its Affiliates under this Agreement shall be of legal force and effect and are limited to the scope expressly granted. Accordingly, except for the rights expressly granted under this Agreement, no license, right, title or interest of any nature whatsoever is granted hereunder by implication, estoppel, reliance, or otherwise, by a Party to the other Party or its Affiliates. A Party’s rights in and to intellectual property not specifically licensed hereunder to the other Party shall be retained by said first Party.

2.5 Certain License Limitations. The grants by Alnylam under Licensed Intellectual Property set forth in Section 2.1(a) include the sublicense of Licensed Intellectual Property that is not owned by Alnylam. Monsanto’s and its Affiliates’ rights and licenses under such Licensed Intellectual Property are limited to the rights granted by Listed Counterparties to Alnylam under the Listed Alnylam Third Party Agreements, and Monsanto shall comply, and cause its Related Parties to comply, with those restrictions and other terms applicable to sublicensees under such agreements. Without limiting the generality of the foregoing, Monsanto acknowledges that certain obligations are imposed on sublicensees of certain of the sublicensed

Licensed Intellectual Property, and agrees to comply, and to require its Related Parties to comply, with such obligations and requirements. Notwithstanding the above, at the request of Monsanto, which request shall be made within the [**] period prior to First Commercial Sale of the first Licensed Product subject to a Listed Alnylam Third Party Payment, Alnylam shall use Commercially Reasonable Efforts to seek to harmonize the accounting and royalty reporting and payment provisions under the Listed Third Party Agreements with the accounting and royalty reporting and payment provisions set forth in this Agreement.

2.6 Licenses of Necessary Third Party IP. During the Term Monsanto shall be responsible for obtaining licenses of any Necessary Third Party IP that it does not Control (other than Necessary Third Party IP sublicensed to Monsanto under this Agreement pursuant to a Listed Alnylam Third Party Agreement). If during the period ending thirty (30) months after the Effective Date Alnylam obtains Control, pursuant to an in-license, to what Alnylam reasonably believes is Necessary Third Party IP and that is not already Controlled by Alnylam, then Alnylam shall notify Monsanto in writing and include in such notification a summary of such Necessary Third Party IP, the commercial and sublicensing terms of the license and any other relevant information. Monsanto will have [**] days thereafter to notify Alnylam of its desire to obtain a sublicense to such Necessary Third Party IP. Upon receipt of such written notice from Monsanto, Alnylam shall grant to Monsanto a sublicense of such Necessary Third Party IP on terms and conditions to be negotiated in good faith and mutually agreed by the Parties, which shall include terms that pass through to Monsanto Alnylam’s costs of granting such sublicense as well as any terms that Alnylam is required to impose on its sublicensees pursuant to the relevant in-license.

2.7 Diligence. Monsanto will use Commercially Reasonable Efforts to Discover, Develop, and Commercialize at least one Licensed Product.

2.8 Exclusivity. Except as expressly set forth in this Agreement or pursuant to the terms and conditions of a Discovery Collaboration agreement, for the duration of the Alnylam Exclusivity Term, Alnylam and its Affiliates will not undertake any activities in the Agricultural Field utilizing, in any manner, the Licensed Intellectual Property or the Excluded Intellectual Property, including any embodiments thereof that are Covered by the Licensed Patent Rights or the Patent Rights comprising Excluded Intellectual Property, alone or in collaboration with a Third Party, nor grant a license to any Third Party under any Licensed Intellectual Property and Excluded Intellectual Property for any activities in the Agricultural Field or to Discover, Develop, Manufacture, and/or Commercialize Licensed Products. After the expiration of the Alnylam Exclusivity Term, Alnylam and its Affiliates may, themselves or in collaboration with an academic/non-profit Third Party(ies), undertake Discovery activities in the Agricultural Field (but not Development, Manufacturing, nor Commercialization activities) utilizing one or more items of the Excluded Intellectual Property solely for the benefit of Alnylam and its Affiliates but may not grant a license to any Third Party under any Excluded Intellectual Property for any activities in the Agricultural Field, or to Discover, Develop, Manufacture and/or Commercialize any products in the Agricultural Field. In the event Alnylam, its Affiliates, and/or such a collaborator(s) begin performing such Discovery activities in the Agricultural Field, Alnylam shall promptly notify Monsanto of the same and identify said items of Excluded Intellectual Property and Alnylam agrees to grant and hereby grants to Monsanto and its Affiliates a non-exclusive, worldwide, royalty-free license under, in, or to said items of Excluded Intellectual Property to undertake Discovery activities in the Agricultural Field. Notwithstanding the foregoing, nothing in this Section 2.8 shall prevent Alnylam or its Affiliates, alone or in collaboration with Third Parties, from conducting research and development activities related to plants, fish or arthropods solely for the purpose of Discovering, Developing, Manufacturing and/or Commercializing products and/or services outside the Agricultural Field.

2.9 Compliance. Each Party shall conduct its obligations under this Agreement and, in the case of Monsanto and its Related Parties conduct the Discovery, Development, Manufacture and Commercialization of Licensed Products, in accordance with all applicable Laws. Without limiting the generality of the foregoing, each Party acknowledges that it is subject to and agrees to abide by the United States Laws (including the Export Administration Act of 1979 and Arms Export Control Act) controlling the export of technical data, computer software, laboratory prototypes, biological material, and other commodities. The transfer of such items may require a license from the applicable agency of the U.S. Government or written assurances by a Party that it shall not export such items to certain foreign countries without prior approval of such agency.

2.10 Covenant Not To Sue. In the event that (a) Alnylam or its Affiliates do not Control Patent Rights licensed to Monsanto under this Agreement in a country because (i) Alnylam or its Affiliates only possess a joint ownership interest in such Patent Rights or a license from a joint owner of such Patent Rights and in either case the licensing of such Patent Rights has not been authorized by the other joint owner(s) of such Patent Rights; and (ii) the intellectual property laws of such country require the authorization of all joint owners of Patent Rights in order to grant valid licenses thereunder; and (b) the Patent Rights referred to in the foregoing clause (a) would, if all joint owners of such Patent Rights had authorized the license, be Controlled by Alnylam or its Affiliates and included in such license hereunder, then Alnylam agrees, on behalf of itself and its Affiliates, not to assert or to consent to any assertion of such Patent Rights against Monsanto or its Related Parties, with respect to infringement of such Patent Rights that arises from activities that would be licensed hereunder if such Patent Rights were Controlled by Alnylam or its Affiliates.

ARTICLE III

TECHNOLOGY TRANSFER

3.1 Initial Technology Transfer. Schedule D, attached hereto, identifies specific components of technology Controlled by Alnylam or its Affiliates that Alnylam believes may be reasonably required or useful to effect the transfer to Monsanto (or its designated Affiliate(s)) of Licensed Intellectual Property that is reasonably necessary or useful for the exercise of Monsanto’s rights under the licenses granted pursuant to Section 2.1(a). Within a period of [**] following the Effective Date (the “Technology Identification Period”), Monsanto shall identify which specific components of technology listed in Schedule D that Monsanto wishes to receive under the technology transfer process described in this Section 3.1 and shall notify Alnylam thereof by identifying such desired components of technology in Schedule I attached hereto. As soon as reasonably practical, but in no event later than [**] after the end of the Technology Identification Period (the “Initial Technology Transfer Period”), Alnylam shall use Commercially Reasonable Efforts to deliver the technology transfer documentation for each item as set forth in Schedule I (which may be amended from time to time by mutual agreement of the Parties, the “Technology Transfer Plan”). During the [**] day period following the Initial Technology Transfer Period (the “Technology Transfer Definition Period”), the Parties will discuss and mutually agree upon the training processes and activities, and the requisite number of Alnylam personnel to conduct such activities, for each item set forth in the Technology Transfer Plan and amend the Technology Transfer Plan to include such training processes and activities and personnel commitment and budget for such activities (as described in Section 3.2 below). During the [**] month period following the completion of the Technology Transfer Definition Period (“Technology Training Period”), Alnylam shall use Commercially Reasonable Efforts to make available to Monsanto such number of technical personnel as may be set forth in the Technology Transfer Plan to answer any questions or provide training and instruction as set forth in the Technology Transfer Plan concerning the items delivered pursuant to this Section 3.1, in connection with Monsanto’s Discovery, Development, Commercialization and Manufacture of Licensed Products hereunder. Upon Alnylam’s belief that it has completed its technology transfer activities under the Technology Transfer Plan, Alnylam shall so notify Monsanto in writing and no later than [**] days after receipt of such notice from Alnylam Monsanto shall notify Alnylam in writing as to whether or not Monsanto agrees that Alnylam has completed its technology transfer activities under the Technology Transfer Plan. If Monsanto fails to provide such notice to Alnylam within such time period, then Monsanto shall be deemed to agree that Alnylam’s activities under the Technology Transfer Plan are completed. In the event that Monsanto notifies Alnylam in writing within such time period that it does not agree that such activities have been completed, then the Parties will discuss the items in dispute and work in good faith to amicably resolve the situation as promptly as possible, but in no event later than [**] days after Alnylam’s receipt of Monsanto’s notice.

3.2 Excess Technology Transfer Costs. Monsanto shall bear its own internal and out-of-pocket expenses for its activities and responsibilities under the Technology Transfer Plan. The Technology Transfer Plan will include a budget for Alnylam’s internal costs (based on the FTE Rate) and out-of-pocket costs and expenses for completing its responsibilities under the Technology Transfer Plan (“Alnylam Technology Transfer Costs”). Alnylam shall provide advance notice to Monsanto if Alnylam reasonably expects the Alnylam Technology Transfer Costs are likely to exceed the aggregate budget for Alnylam’s activities under the Technology Transfer Plan (and Alnylam has used Commercially Reasonable Efforts to complete its responsibilities under the Technology Transfer Plan). Upon mutual approval of the Parties on the amount by which such budget may be exceeded, Monsanto shall reimburse Alnylam for the Alnylam Technology Transfer Costs incurred above such budgeted amount (at Alnylam’s then-current FTE Rate plus out-of-pocket costs and expenses), provided, that such reimbursement shall not exceed the sum of the budgeted amount and the agreed-upon overage amount. Alnylam will invoice Monsanto monthly for any such excess costs, and Monsanto will pay Alnylam within [**] days after receipt of Alnylam’s invoice.

3.3 Management of Transition Activities. Each Party shall designate a “Technology Transfer Manager”. The Technology Transfer Managers will be responsible for the day-to-day coordination of the technology transfer activities under the Technology Transfer Plan and will serve to facilitate communication between the Parties. Each Party may change its designated Technology Transfer Manager from time to time upon written notice to the other

Party. Each Party shall cooperate with the other Party in such other Party’s conduct of technology transfer activities under the Technology Transfer Plan.

3.4 Additional Services. For a period of [**] months after the Effective Date, if Monsanto desires that Alnylam continue to provide technology transfer services with respect to Licensed Intellectual Property (a) beyond the scope of the Technology Transfer Plan, or (b) following the end of the Technology Training Period, Alnylam shall, at its discretion and upon mutual agreement of the Parties on the terms of such services (including, as necessary, an amended Technology Transfer Plan), continue to provide such services on terms to be agreed upon by the Parties.

ARTICLE IV

DISCOVERY COLLABORATION

4.1 Discovery Collaboration. During the first [**] months following the Effective Date, the Parties will meet at least [**] to discuss and identify potential collaborative research project(s) that will seek to integrate Alnylam’s knowledge of siRNA design and development with either a particular Licensed Product opportunity of commercial interest to Monsanto or general development of siRNA technology for deployment with respect to Licensed Products. The Parties agree to pursue at least one collaborative research project during the [**] month period commencing with the Effective Date, and will mutually agree upon a research plan and associated budget for such Discovery Collaboration(s). The completion of all such collaborative research projects identified by the Parties will not exceed a term of [**] years following the Effective Date of this Agreement. Notwithstanding any provision of this Agreement to the contrary, in the event of an Alnylam Change of Control, Monsanto may, in its sole discretion, choose not to begin and/or discontinue any or all Discovery Collaborations.

4.2 Minimum Terms. The terms of any Discovery Collaboration negotiated between the Parties pursuant to Section 4.1 shall include, at a minimum, the following: (a) each Party shall be responsible for the costs of its own employees who perform work under the Discovery Collaboration, except that subject to Section 5.5, Monsanto will reimburse Alnylam for agreed-upon deliverables under the Discovery Collaboration; (b) the grant of licenses under each Party’s rights to Patent Rights and Know-How developed by such Party, its Affiliates and/sublicensees, either individually or jointly with each other, during and in the performance of the Discovery Collaboration; (c) the rights and obligations of each Party with respect to prosecution, maintenance and enforcement of the intellectual property rights set forth in the immediately preceding clause (b); and (d) termination rights. Upon finalization of the terms of any Discovery Collaboration pursuant to this Section 4.2, the Parties shall (i) develop a research plan in accordance with which each Party shall perform activities necessary to generate the deliverables specified under such Discovery Collaboration, and (ii) establish a joint steering committee made up of an equal number of representatives from each Party to oversee, review and coordinate the activities of the Parties under such Discovery Collaboration.

ARTICLE V

FINANCIAL PROVISIONS

5.1 Technology Access Fee. In partial consideration of the rights granted to Monsanto under this Agreement, Monsanto shall pay, or cause to be paid, to Alnylam a one-time, non-refundable, non-creditable technology access fee of Twenty-Eight Million Dollars ($28,000,000), by (a) August 31, 2012, if the Effective Date is on or before August 30, 2012, or (b) the fifth (5th) Business Day after the Effective Date, if the Effective Date is on or after August 31, 2012.

5.2 Milestone Payments.

(a) Technology Transfer. In partial consideration of the rights granted to Monsanto under this Agreement, Monsanto shall pay, or cause to be paid, to Alnylam a one-time, non-refundable, non-creditable milestone payment of Two Million Five Hundred Thousand Dollars ($2,500,000) within [**] days after the Parties mutually agree that Alnylam’s technology transfer activities specified in the Technology Transfer Plan are complete; provided, that if despite Alnylam’s compliance with its obligations under Section 3.1 such completion date is likely to be delayed beyond the [**] of the Effective Date as a result of Monsanto’s act or failure to act, then Monsanto shall make such payment to Alnylam no later than the [**] of the Effective Date.

(b) Certain Licensed Patent Right Events. In partial consideration for the rights granted to Monsanto under this Agreement, Monsanto shall pay, or cause to be paid, to Alnylam a one-time, non-refundable, non-creditable milestone payment of One Million Five Hundred Thousand Dollars ($1,500,000) within [**] days after allowance by the United States Patent and Trademark Office of at least one claim of patent application number [**] or patent application number [**] with substantially the same scope as any of the claims listed in Schedule F.

5.3 Royalties.

(a) Payments in Respect of Alnylam In-Licenses. Monsanto shall reimburse Alnylam for [**] percent ([**]%) of all royalty payments payable (each such payment, a “Listed Alnylam Third Party Payment,” and collectively, the “Listed Alnylam Third Party Payments”) to Third Parties pursuant to Listed Alnylam Third Party Agreements in respect of sales of Licensed Products. Notwithstanding any provision of this Agreement to the contrary (including the immediately preceding sentence), the Parties agree that Monsanto’s obligation with respect to royalty payments payable under the Listed Third Party Agreement with Isis Pharmaceuticals Inc. (or its successors and assigns) shall not exceed [**] percent ([**]%) of Net Sales of Royalty Products. The Parties shall cooperate to coordinate such reimbursements by Monsanto in a manner that ensures all amounts payable by Monsanto hereunder pursuant to Listed Alnylam Third Party Agreements are paid in a timely manner and otherwise in compliance with such Listed Alnylam Third Party Agreements.

(b) Royalty Payable to Alnylam. In addition to the Listed Alnylam Third Party Payments reimbursable to Alnylam pursuant to Section 5.3(a), subject to Section 5.7, Monsanto shall pay, or cause to be paid, to Alnylam a royalty equal to [**] percent ([**]%) of Net Sales of each Royalty Product.

(c) Additional Royalty Provisions. Monsanto’s obligation to pay royalties to Alnylam under Section 5.3(b) is imposed only once with respect to the same unit of Royalty Product, including by reason of such Royalty Product being Covered by more than one Valid Claim of the Licensed Patent Rights. The royalties payable under Section 5.3(b) shall be paid on a country-by-country basis on each Royalty Product during the applicable Royalty Term for such Royalty Product in such country. Monsanto shall notify Alnylam of the occurrence of First Commercial Sale of each Royalty Product within [**] days of its occurrence.

5.4 Sublicense Revenue. Monsanto will pay, or will cause to be paid, to Alnylam an amount equal to [**] percent ([**]%) of any Monsanto Sublicense Income received by Monsanto and/or its Affiliates. The amounts due under this Section shall be payable within [**] days after the calendar month in which Monsanto Sublicense Income is received.

5.5 Collaboration Funding. Monsanto shall pay, or cause to be paid, to Alnylam a one-time, non-refundable payment of [**] Dollars ($[**]). Such payment shall be made in accordance with the payment schedule for deliverables set forth in the Discovery Collaboration agreement, but in no event later than [**] months after the Effective Date.

5.6 Patent Expense Reimbursement. Monsanto shall pay, or cause to be paid, to Alnylam a one-time, non-refundable payment of One Million Two Hundred Thousand Dollars ($1,200,000) by (a) August 31, 2012, if the Effective Date is on or before August 30, 2012, or (b) the fifth (5th) Business Day after the Effective Date, if the Effective Date is on or after August 31, 2012, as reimbursement for Alnylam’s out-of-pocket expenses in connection with the prosecution and maintenance of the Licensed Patent Rights during the period commencing on the Effective Date and continuing until the [**] anniversary of the Effective Date. After the [**] anniversary and until the end of the Alnylam Exclusivity Term, Monsanto shall reimburse Alnylam for [**] percent ([**]%) of such out-of-pocket expenses, but in no event will such reimbursement exceed $[**] in any [**] consecutive month period commencing with the [**] anniversary of the Effective Date. Alnylam will invoice Monsanto for such expenses on a [**] basis and Monsanto will pay such invoice amounts within [**] days of such invoice. Notwithstanding any provision of this Agreement to the contrary, Monsanto may, in its sole discretion and upon notifying Alnylam in writing, cease reimbursing Alnylam for such out-of-pocket expenses for one or more particular identified Patent Rights, and in such event such identified Patent Rights will no longer be Licensed Patent Rights or subject to the terms and conditions of this Agreement.

5.7 Certain Adjustments Solely Related to the Agricultural Field.

(a) In the event that at any time during the Alnylam Exclusivity Period (i) Alnylam ceases to own or otherwise exclusively Control the Licensed Patent Rights listed on Schedule G for any reason other than the breach of this Agreement by Monsanto or its Affiliates or the negligence or willful misconduct of Monsanto, its Related Parties, or any of its or their respective directors, officers, employees and agents, such that Monsanto’s rights under this

Agreement in the Agricultural Field to such Licensed Patent Rights terminate in their entirety, and (ii) such termination of Monsanto’s rights has a material adverse effect on the ongoing Discovery, Development, Manufacture, and Commercialization of Licensed Products by Monsanto and/or its Related Parties, then (x) Alnylam will pay to Monsanto, as liquidated damages and not as a penalty, the sum of (A) $5,000,000, if such termination is effective on or prior to [**], or (B) $2,500,000, if such termination is effective after [**], but prior to the expiration of all Valid Claims in such Licensed Patent Rights, and (y) Monsanto’s royalty obligations to Alnylam under Section 5.3(b) will terminate.

(b) In the event that at any time during the Alnylam Exclusivity Period (i) Alnylam ceases to own or otherwise exclusively Control the Licensed Patent Rights listed on Schedule G for any reason other than the breach of this Agreement by Monsanto or its Affiliates or the negligence or willful misconduct of Monsanto, its Related Parties, or any of its or their respective directors, officers, employees and agents, such that Monsanto’s rights under this Agreement in the Agricultural Field to such Licensed Patent Rights do not terminate, but effectively become non-exclusive, and (ii) a Third Party commences sales in the Agricultural Field in a particular country of a product Covered by such Licensed Patent Rights, sold under license to such Licensed Patent Rights from a Third Party, then the royalties payable to Alnylam under Section 5.3(b) shall be reduced by [**] percent ([**]%) for Net Sales generated in such country.

(c) Notwithstanding anything to the contrary in this Section 5.7, in the event Alnylam ceases to own or otherwise exclusively Control the Licensed Patent Rights listed on Schedule G, then Alnylam will have a period of [**] days to cure the resulting loss of Monsanto’s rights under this Agreement in the Agricultural Field. If Alnylam fails to cure such loss as provided above, then Section 5.7(a) or (b), as applicable, will become effective as of the date Alnylam ceases to own or otherwise exclusively Control the Licensed Patent Rights listed on Schedule G. If there is a good faith dispute as to the existence or cure of such loss or Monsanto’s right to receive any of the remedies set forth in this Section 5.7, then the applicable cure periods will be tolled during the existence of such good faith dispute and Sections 5.7(a) and (b), as applicable, will not become effective until such dispute is resolved. This Section 5.7 states the entire responsibility of Alnylam and its Affiliates, and the sole and exclusive remedy of Monsanto and its Related Parties, for any and all loss of Monsanto’s or its Related Parties’ exclusive rights under this Agreement to the Licensed Patent Rights listed on Schedule G.

5.8 Payment of Royalty. Monsanto shall calculate royalties on Net Sales of Royalty Products semi-annually on the last day of February and August 31 of each year (each of which being the last day of an “Accounting Period”), and subject to Section 5.10, shall pay royalties on such Net Sales within the [**] days after the end of each Accounting Period in which such Net Sales occur. All payments to Alnylam under this Agreement shall be made in U.S. Dollars.

5.9 Currency Computation. With respect to sales of Royalty Products invoiced in U.S. Dollars, the sales and royalties payable shall be expressed in U.S. Dollars. With respect to sales of Royalty Products invoiced in a currency other than U.S. Dollars, the sales and any amounts payable hereunder on such sales shall be expressed in their U.S. Dollar equivalent calculated using Monsanto’s own standard currency translation methodology for the conversion of foreign sales currencies into U.S. Dollars, which methodology shall be in accordance with generally accepted accounting principles and shall be the methodology generally used by a Monsanto for currency conversions in such Party’s audited financial statements.

5.10 Reporting. With each payment Monsanto shall provide in writing for the relevant Accounting Period the following information: (a) gross sales of Royalty Products; (b) the calculation of Net Sales of the Royalty Products (including all deductions); (c) total royalties payable to Alnylam for the applicable period; and (d) any other information necessary for Alnylam to comply with its reporting and payment obligations to Third Parties under Alnylam Third Party Obligations. Along with the last report for a Monsanto fiscal year provided hereunder, Monsanto will provide a final report for the entire such fiscal year, and include a statement on whether any reconciling payments must be made at such time to effect the intent of this Article V with respect to royalty payment calculations. Within [**] days after such statement is provided, the Party that owes any amounts to the other Party to effect such reconciliation will pay the relevant amount to the other Party; provided, that if Alnylam owes any amounts to Monsanto it may, in its sole discretion upon written notice to Monsanto, elect instead to apply all or a portion of such amounts against any payments owed by Monsanto to Alnylam in the [**] month period immediately following delivery of such statement, and at the end of said [**] month period Alnylam will pay to Monsanto any amounts still owed to Monsanto. If applicable, Monsanto shall also include in these reports a statement of all Monsanto Sublicense Income share payments due for the relevant Accounting Period, showing the calculation of the total consideration received in connection with Monsanto Revenue Transactions, any and all deductions in accordance with the definition of Monsanto Sublicense Income (with supporting detail), net Monsanto Sublicense Income, and Alnylam’s share.

5.11 Withholding Taxes. If Monsanto concludes that tax withholdings under the laws of any country are required with respect to royalty or other payments under this Agreement, Monsanto will withhold the required amount and pay it to the appropriate governmental authority. Monsanto will give Alnylam advance written notice of its intention to begin any such tax withholdings and will cooperate with Alnylam and its Listed Counterparties to use reasonable and legal efforts to reduce or eliminate such tax withholdings. In any such case, Monsanto will promptly provide Alnylam with original receipts or other evidence desirable and sufficient to allow Alnylam and/or any Listed Counterparty to document such tax withholdings for purposes of claiming foreign tax credits and similar benefits.

5.12 Financial Records. Monsanto shall keep, and shall require its Related Parties to keep, for [**] years, full, true and accurate books of account containing all particulars that may be necessary for the purpose of calculating all amounts payable under this Agreement or to verify compliance with this Agreement. Such books of accounts shall be kept at their principal place of business.

5.13 Audits by Alnylam. At the expense of Alnylam, Alnylam has the right to engage an independent public accountant reasonably acceptable to Monsanto to perform, on behalf of Alnylam, an audit of such books and records of Monsanto and its Related Parties, that are deemed necessary by Alnylam’s independent public accountant to verify amounts paid or payable under this Agreement for the period or periods requested by Alnylam and the correctness of any report or payments made under this Agreement. Upon timely request and at least [**]

days prior written notice from Alnylam, such audit shall be conducted during regular business hours in such a manner as to not unnecessarily interfere with Monsanto’s (or its Related Parties’, as the case may be) normal business activities, and shall be limited to results in the [**] calendar years prior to audit notification. Such audit shall not be performed more frequently than [**] per calendar year nor more frequently than [**] with respect to records covering any specific period of time. All information, data documents and abstracts herein referred to shall be used only for the purpose of verifying royalty statements and other amounts payable under this Agreement, or compliance with this Agreement, shall be treated as Confidential Information of Monsanto subject to the obligations of this Agreement. If the audit reveals an overpayment, Alnylam shall reimburse Monsanto for the amount of the overpayment within [**] days. If the audit reveals an underpayment, Monsanto shall make up such underpayment within [**] days with interest as set forth in Section 5.15 below. In addition, if the underpayment is equal to or greater than five percent (5%) of the amount that was otherwise due, Monsanto shall pay all of the costs of such audit. The failure of Alnylam to request verification of any royalty calculation within the period during which corresponding records must be maintained shall be deemed acceptance of the royalty reporting.

5.14 Audits by Monsanto. Monsanto shall have the right to have an independent public accountant reasonably acceptable to Alnylam audit Alnylam’s books and records solely for purposes of verifying the Listed Alnylam Third Party Payments payable pursuant to Section 5.3(a) and the amounts payable pursuant to Sections 5.5 and 5.6, which right shall be exercisable only [**] per year solely with respect to records covering up to the [**] calendar years prior to audit notification, upon reasonable advance notice and during Alnylam’s business hours, subject to the confidentiality provisions of Article VI hereof. Audit results and findings shall be shared by Monsanto and Alnylam. If the audit reveals an overpayment by Monsanto under Section 5.3(a), the amount of such overpayment shall be credited towards any future amounts payable by Monsanto under Section 5.3, otherwise Alnylam shall reimburse Monsanto for the amount of the overpayment within [**] days. If the audit reveals an underpayment by Monsanto, Monsanto shall make up such underpayment within [**] days. The failure of Monsanto to request verification of any Listed Alnylam Third Party Payments hereunder within the [**] calendar year period set forth above shall be deemed acceptance of the calculation of such Listed Alnylam Third Party Payments.

5.15 Late Payments. Monsanto shall pay interest to Alnylam on the aggregate amount of any payments that are not paid on or before the date such payments are due under this Agreement at a rate per annum equal to the lesser of the one month London Interbank Offering Rate of interest plus [**] percent ([**]%), as reported by The Wall Street Journal for the applicable period, or the highest rate permitted by applicable law, calculated on the number of days such payment is delinquent.

ARTICLE VI

CONFIDENTIAL INFORMATION

6.1 Confidential Information.

(a) All Confidential Information disclosed by one Party to the other Party hereunder shall be maintained in confidence by the receiving Party and shall not be disclosed to a Third Party or used for any purpose except as set forth herein without the prior written consent of the disclosing Party, except to the extent that such Confidential Information:

(i) is known by the receiving Party at the time of its receipt, and not through a prior disclosure by the disclosing Party, as documented by the receiving Party’s business records;

(ii) is in the public domain by use and/or publication before its receipt from the disclosing Party, or thereafter enters the public domain through no fault of the receiving Party;

(iii) is subsequently disclosed to the receiving Party by a Third Party who may lawfully do so and is not under an obligation of confidentiality to the disclosing Party; or

(iv) is developed by the receiving Party independently of Confidential Information received from the disclosing Party, as documented by the receiving Party’s business records.

(b) Notwithstanding the obligations of confidentiality and non-use set forth above and in Section 6.2 below, a receiving Party may provide Confidential Information disclosed to it, and disclose the existence and terms of this Agreement as may be reasonably required in order to perform its obligations and to exploit its rights under this Agreement, and specifically to (i) Related Parties, and their employees, directors, agents, consultants, advisors and/or other Third Parties for the performance of its obligations hereunder (or for such entities to determine their interest in performing such activities) in accordance with this Agreement in each case who are obligated to keep such Confidential Information confidential; (ii) governmental or other regulatory authorities in order to obtain patents or perform its obligations or exploit its rights under this Agreement; provided, that such Confidential Information shall be disclosed only to the extent reasonably necessary to do so; (iii) the extent required by applicable Law, including without limitation by the rules or regulations of the United States Securities and Exchange Commission or similar regulatory agency in a country other than the United States or of any stock exchange or listing entity; (iv) any bona fide actual or prospective underwriters, investors, lenders or other financing sources and any bona fide actual or prospective collaborators or strategic partners and to consultants and advisors of such Party, in each case who are obligated to keep such Confidential Information confidential; and (v) in the case of Alnylam, to Third Parties to the extent Alnylam is required to do so pursuant to the terms of a Listed Alnylam Third Party Agreement.

If a Party is required by Law or judicial order to disclose Confidential Information that is subject to the non-disclosure provisions of this Section 6.1 or Section 6.2, such Party shall promptly inform the other Party of the disclosure that is being sought in order to provide the other Party an opportunity to challenge or limit the disclosure obligations. Any Confidential Information that is so disclosed shall remain otherwise subject to the confidentiality and non-use provisions of this Section 6.1 and Section 6.2, provided said Confidential Information is subject an order of confidentiality that ensures the continued confidential treatment of such Confidential Information. In addition to the foregoing restrictions on public disclosure, if either Party concludes that a copy of this Agreement must be filed with the United States Securities and Exchange Commission or similar regulatory agency in a country other than the United States, such Party shall provide the other Party with a copy of this Agreement showing any sections as to which the Party proposes to request confidential treatment, will provide the other Party with an opportunity to comment on any such proposal and to suggest additional portions of the Agreement for confidential treatment, and will take such Party’s reasonable comments into consideration before filing the Agreement.

6.2 Publicity.

(a) Except as set forth in Section 6.1 above and clause (b) below, the terms of this Agreement may not be disclosed by either Party, and no Party shall use the name, trademark, trade name or logo of the other Party or its employees in any publicity, news release or disclosure relating to this Agreement or its subject matter, without the prior express written permission of the other Party, except as may be required by law or expressly permitted by the terms hereof.

(b) Prior to the execution of this Agreement by both Parties, the Parties shall agree in writing upon a press release to be issued jointly by the Parties publicizing the execution of this Agreement. After such initial press release, neither Party shall issue a press release or public announcement relating to this Agreement without the prior written approval of the other Party, which approval shall not be unreasonably withheld or delayed, except that a Party may (i) once a press release or other written statement is approved in writing by both Parties, make subsequent public disclosure of the information contained in such press release or other written statement without the further approval of the other Party, and (ii) issue a press release or public announcement as required, in the reasonable judgment of such Party, by applicable Law, including without limitation by the rules or regulations of the United States Securities and Exchange Commission or similar regulatory agency in a country other than the United States or of any stock exchange or listing entity.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES

7.1 Mutual Representations and Warranties.

(a) Organization and Good Standing. Each Party represents and warrants to the other Party that it is a corporation duly organized, validly existing and in good standing under the Laws of its state of incorporation.

(b) Representations of Authority. Each Party represents and warrants to the other Party that, as of the Effective Date, it has full corporate right, power and authority to enter into this Agreement and to perform its obligations under this Agreement.

(c) Consents. Each Party represents and warrants to the other Party that all necessary consents, approvals and authorizations of all government authorities and other Persons required to be obtained by it as of the Effective Date in connection with the execution, delivery and performance of this Agreement have been obtained.

(d) No Conflict. Each Party represents and warrants to the other Party that the execution and delivery of this Agreement and the performance of its obligations hereunder (i) does not violate or conflict with the provisions of its certificate of incorporation or by-laws, (ii) does not conflict with or violate any requirement of applicable Laws effective as of the Effective Date, and (iii) does not and will not conflict with, violate, breach or constitute a default under any contractual obligations of it or any of its Affiliates existing as of the Effective Date.

(e) Authorization and Binding Nature. Each Party represents and warrants to the other Party that the execution, delivery and performance of this Agreement and the performance of all obligations hereunder have been duly authorized by all requisite corporate action on the part of such Party and this Agreement constitutes valid and legally binding obligations of such Party, limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the enforcement of creditors’ rights generally and (ii) as may be limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

7.2 Representations and Warranties of Alnylam. Alnylam represents and warrants to Monsanto that, as of the Effective Date:

(a) Completeness. To Alnylam’s knowledge after due inquiry, Schedule A provides a complete listing of the Licensed Patent Rights as of the Effective Date.

(b) Validity. All Licensed Patent Rights that are owned by Alnylam, and, to Alnylam’s knowledge, all Licensed Intellectual Property that are licensed by Alnylam pursuant to Listed Alnylam Third Party Agreements, are in full force and effect and all necessary registration, maintenance, and renewal fees for such Licensed Intellectual Property have been paid on time. Except for those oppositions or challenges which are publicly disclosed in Alnylam’s filings with the U.S. Securities and Exchange Commission, no Third Party has initiated a suit or other proceedings to challenge the validity of the Licensed Patent Rights. Alnylam has no reason to believe that the Licensed Patent Rights are other than valid and enforceable.

(c) Litigation. Except as set forth on Schedule E, Alnylam and its Affiliates are not aware of any pending or threatened claim or litigation (nor has Alnylam received written notice of a potential claim or litigation) challenging Alnylam’s Control of the Licensed Intellectual Property or making any adverse claim of ownership of the Licensed Intellectual Property, questioning the validity of this Agreement or the right of Alnylam to enter into this Agreement, or to consummate the transactions contemplated hereby.

(d) Listed Alnylam Third Party Agreements. Schedule B identifies all Listed Alnylam Third Party Agreements existing as of the Effective Date. All Listed Alnylam Third Party Agreements are in full force and effect, and no dispute presently exists between Alnylam and such Listed Counterparties that would place in jeopardy any of the licenses granted by Alnylam under this Agreement.

7.3 No Warranties. THE EXPRESS REPRESENTATIONS AND WARRANTIES STATED IN THIS ARTICLE VII ARE IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED, OR STATUTORY, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OR NON-MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS. EACH PARTY HEREBY DISCLAIMS ANY REPRESENTATION OR WARRANTY THAT THE DISCOVERY, DEVELOPMENT, MANUFACTURE OR COMMERCIALIZATION OF ANY LICENSED PRODUCT PURSUANT TO THIS AGREEMENT WILL BE SUCCESSFUL OR THAT ANY PARTICULAR SALES LEVEL WITH RESPECT TO A LICENSED PRODUCT WILL BE ACHIEVED.

7.4 Covenants of Alnylam. Alnylam hereby covenants (on its behalf and on behalf of its Affiliates and any of their successors and assigns) that Alnylam will not enter into any agreement with a Third Party involving the Licensed Patent Rights listed on Schedule G that results or is reasonably likely to result in Alnylam having rights with respect to said Schedule G Licensed Patent Rights in the Agricultural Field that are materially more restricted than the rights to such Schedule G Licensed Patent Rights that Alnylam has outside the Agricultural Field.

ARTICLE VIII

INTELLECTUAL PROPERTY MATTERS

8.1 Licensed Patent Rights. Subject to the provisions of Alnylam Third Party Obligations, Alnylam shall have the initial right to file, prosecute and maintain all Licensed Patent Rights, at Alnylam’s expense; provided, that Monsanto will reimburse Alnylam for Alnylam’s out-of-pocket expenses for such patenting activities as set forth in Section 5.6. Subject to Alnylam Third Party Obligations, Alnylam agrees to use reasonable efforts to identify a portion of Licensed Patent Rights that comprise claims that are specifically directed to subject matter in the Agricultural Field or Licensed Products (the “Licensed Product Patent Rights”). Subject to Alnylam Third Party Obligations, in the event that Alnylam declines the option to file and prosecute any Licensed Product Patent Rights or maintain any such Licensed Product Patent Rights, it shall give Monsanto reasonable notice to this effect, sufficiently in advance to permit Monsanto to undertake such filing, prosecution, and maintenance without a loss of rights, and thereafter Monsanto may, upon written notice to Alnylam, file and prosecute such patent applications and maintain such patents in Alnylam’s name with respect to such Licensed Product Patent Rights at Monsanto’s expense.

8.2 Cooperation. Each Party agrees to cooperate with the other with respect to the filing, prosecution and maintenance of Licensed Patent Rights pursuant to Section 8.1, including the execution of all such documents and instruments and the performance of such acts as may be reasonably necessary in order to permit Monsanto to undertake any filing, prosecution or maintenance of Licensed Patent Rights that Alnylam has elected not to pursue, as provided for in Section 8.1. Subject to the provisions of Alnylam Third Party Obligations, the Party filing, prosecuting and maintaining such Patent Rights shall provide the other Party, within [**] Business Days after submitting or receiving such filings or correspondence, with copies of all filings and correspondence submitted to and received from patent offices and, with respect to substantive filings and correspondence to be submitted to patent offices, shall use reasonable efforts to provide the other Party with drafts of such filings and correspondence reasonably in advance of submission and shall consider in good faith any comments regarding such filings and correspondence that the other Party may timely provide.

8.3 Obligation to Maintain Listed Alnylam Third Party Agreements. Alnylam shall use Commercially Reasonable Efforts to maintain the Listed Alnylam Third Party Agreements in full force and effect as they relate to the Licensed Patent Rights. If a Listed Alnylam Third Party Agreement provides Alnylam with the opportunity to assume prosecution of any Licensed Patent Right that applies specifically to Licensed Products or risk that such right will be abandoned, then Alnylam shall use Commercially Reasonable Efforts to prosecute such Licensed Patent Right, consistent with prudent commercial practices in the biotechnology industry. Alnylam shall not amend or modify any Listed Alnylam Third Party Agreement in a manner that would have a material adverse effect on the rights or obligations of Monsanto under this Agreement.

8.4 Claimed Infringement.

(a) Notice. In the event that a Third Party at any time asserts a claim, or brings an action, suit or proceeding against a Party or any of its Affiliates or, with respect to Monsanto, Monsanto’s Related Parties, claiming infringement of such Third Party’s Patent Rights or unauthorized use or misappropriation of such Third Party’s Know-How, based upon an assertion or claim arising out of any of the activities taken in respect of the Discovery, Development, Commercialization or Manufacture of Licensed Products, where such claim, action, suit or proceeding and/or the defense thereof involves, or is likely to involve, the validity, scope and/or enforceability of the Licensed Intellectual Property (“Third Party Infringement Claim”), such Party shall promptly notify the other Party in writing of the claim or the commencement of such action, suit or proceeding, enclosing a copy of the claim and all papers served.

(b) Defense. Within [**] days after delivery of the notification required to be delivered under clause (a) above, as between Alnylam and Monsanto and subject to Alnylam Third Party Obligations, Alnylam shall, upon written notice thereof to Monsanto, assume control of the defense of those aspects of any such Third Party Infringement Claim which involve the validity, scope and/or enforceability of Licensed Intellectual Property that Monsanto has not assumed the right to file and prosecute pursuant to Section 8.1 (either alone or in combination with any other Patent Rights or Know-How), and Monsanto shall, upon written notice thereof to Alnylam, assume control of the defense of any other Third Party Infringement Claim or aspect thereof, as the case may be. Monsanto and Alnylam, subject to Alnylam Third Party Obligations, shall keep the other Party advised of the status of such action, suit, proceeding or claim and the defense thereof and shall consider recommendations made by the other Party with respect thereto.

(c) Settlement. The Party controlling the action, suit, proceeding, claim or defense under Section 8.4(a) shall not agree to any settlement of such action, suit, proceeding, claim or defense without the prior written consent of the other Party, which shall not be unreasonably withheld, conditioned or delayed; provided, that Alnylam may settle or compromise any action, suit, proceeding, claim or defense relating to Licensed Intellectual Property without the prior written consent of Monsanto.

8.5 Trademarks. Each Party and its Affiliates shall retain all right, title and interest in and to its and their respective corporate names and logos. Monsanto shall not acquire any rights under this Agreement in any trademark, service mark or Internet domain name including the word “Alnylam” or any other trademarks or trade dress of Alnylam or its Affiliates, and Alnylam shall not acquire any rights under this Agreement in any trademark, service mark or Internet domain name including the word “Monsanto” or any other trademarks or trade dress of Monsanto or its Affiliates.

8.6 Enforcement of Licensed Intellectual Property.

(a) Notice. Each Party shall promptly report in writing to the other Party during the Term any (i) known or suspected infringement of Licensed Patent Rights or (ii) known or suspected unauthorized use or misappropriation of Licensed Know-How, of which such Party becomes aware, and shall provide the other Party with all available evidence supporting such infringement, suspected infringement, unauthorized use or misappropriation or suspected unauthorized use or misappropriation.

(b) Alnylam’s First Right. Subject to Alnylam Third Party Obligations, Alnylam shall have the sole and exclusive right and not the obligation to initiate a suit or take other appropriate action that it believes is reasonably required to enforce Licensed Intellectual Property. To the extent that any such suit or action pertains to Licensed Products, Alnylam shall give Monsanto advance notice of its intent to file any such suit or take any such action and the reasons therefor, and shall provide Monsanto with an opportunity to make suggestions and comments regarding such suit or action. Thereafter, to the extent any such suit or action pertains to Licensed Products, Alnylam shall keep Monsanto promptly informed, and shall from time to time consult with Monsanto regarding the status of any such suit or action and shall provide Monsanto with copies of all material documents (e.g., complaints, answers, counterclaims, material motions, orders of the court, memoranda of law and legal briefs, interrogatory responses, depositions, material pre-trial filings, expert reports, affidavits filed in court, transcripts of hearings and trial testimony, trial exhibits and notices of appeal) filed in, or otherwise relating to, such suit or action.

(c) Monsanto’s Contingent Right. If Alnylam declines to initiate a suit or take other appropriate action to enforce Licensed Product Patent Rights with respect to a Licensed Product within [**] days of such notice, then subject to Alnylam Third Party Obligations Monsanto may, upon written notice to Alnylam, initiate a suit or take other appropriate action to enforce such Licensed Product Patent Rights. Monsanto shall keep Alnylam promptly informed, and shall from time to time consult with Alnylam regarding the status of any such suit or action and shall provide Alnylam with copies of all material documents (e.g., complaints, answers, counterclaims, material motions, orders of the court, memoranda of law and legal briefs, interrogatory responses, depositions, material pre-trial filings, expert reports, affidavits filed in court, transcripts of hearings and trial testimony, trial exhibits and notices of appeal) filed in, or otherwise relating to, such suit or action.

(d) Conduct of Action; Costs. Subject to Alnylam Third Party Obligations, the Party initiating suit shall have the sole and exclusive right to select counsel for any suit initiated by it under this Section 8.6. If required under applicable Law in order for such Party to initiate and/or maintain such suit, the other Party shall join as a party to the suit. If requested by the Party initiating suit, the other Party shall provide reasonable assistance to the Party initiating suit in connection therewith at no charge to such Party except for reimbursement of reasonable out-of-pocket expenses incurred in rendering such assistance. The Party initiating suit shall assume and pay all of its own out-of-pocket costs incurred in connection with any litigation or proceedings described in this Section 8.6, including the fees and expenses of the counsel selected by it. The other Party shall have the right to participate and be represented in any such suit by its own counsel at its own expense.

(e) Recoveries. Subject to Alnylam Third Party Obligations, any damages, license fees, royalties or other compensation (including but not limited to any amount received in settlement of such litigation) (“Recoveries”) obtained as a result of any proceeding described in this Section 8.6 or from any counterclaim or similar claim asserted in a proceeding described in Section 8.4, by settlement or otherwise, shall be applied in the following order of priority:

(i) first, to reimburse each Party for all expenses of the suit incurred by such Party, including but not limited to attorneys’ fees and disbursements, travel costs, court costs and other litigation expenses;

(ii) second, Monsanto shall be entitled to receive that portion of the remaining Recoveries reasonably attributable to sales of the Licensed Product (as determined by a court of competent jurisdiction in a final, non-appealable decision); provided, that the Recoveries reasonably attributable to sales of Licensed Product to which Monsanto is entitled after reimbursement of expenses shall be treated as sales for purposes of this Agreement and Alnylam (and its Listed Counterparties, if applicable) shall be entitled to receive royalties on such constructive sales and Net Sales pursuant to the terms of Section 5.3 as if such Net Sales had occurred during the time period of the infringement; and

(iii) third, the Party initiating the suit shall be entitled to [**] percent ([**]%), and the non-initiating Party shall be entitled to [**] percent ([**]%), of the balance of the Recoveries.

8.7 Notice of Changes. Within [**] days after each anniversary of the Effective Date, Alnylam shall provide to Monsanto (a) an updated Schedule A that reflects any changes to the status of the Licensed Patent Rights and/or additions to the list of Licensed Patent Rights as set forth on Schedule A that have occurred during the prior year, and (b) an updated Schedule H that reflects any changes to the list of Patent Rights comprising Excluded Intellectual Property that have occurred during the prior year.

ARTICLE IX

TERM AND TERMINATION

9.1 Term. This Agreement shall be effective as of the Effective Date and shall continue, subject to Sections 9.2, 9.3, 9.4 and 9.5, in accordance with its terms until the expiration of the last to expire of the patents licensed hereunder. Without prejudice to any other rights or remedies available at law or in equity, neither Party shall have the right to terminate any right or obligation under this Agreement except pursuant to Section 9.2, 9.3, 9.4 and 9.5.

9.2 Termination for Cause.

(a) Monsanto may terminate this Agreement upon [**] calendar days’ prior written notice to Alnylam upon the material breach by Alnylam of any of its representations, warranties or obligations under this Agreement; provided that such termination shall become effective only if (i) Alnylam fails to remedy or cure the breach within such [**] day period, or (ii) if such breach cannot be remedied or cured through the application of Commercially Reasonable Efforts within such [**] day period, and Alnylam has (within such time period) submitted a plan for cure as promptly as is reasonably practicable (but in no event beyond an additional [**] day period) through the application of Commercially Reasonable Efforts with a remedy or cure period reasonably acceptable to Monsanto, then after the earlier of the remedy or cure date accepted by Monsanto or the date Alnylam ceases to use Commercially Reasonable Efforts to remedy or cure such breach.

(b) Alnylam may terminate this Agreement upon [**] calendar days’ prior written notice to Monsanto upon the material breach by Monsanto of any of its representations, warranties or obligations under this Agreement or upon [**] calendar days’ prior written notice to Monsanto upon the material breach by Monsanto of any payment obligation under this Agreement; provided that such termination shall become effective only if (i) Monsanto fails to remedy or cure the breach within such [**] day period (or [**]day period, as the case may be), or (ii) other than in the case of a payment breach, if such breach cannot be remedied or cured through the application of Commercially Reasonable Efforts within such [**] day period, and Monsanto has (within such time period) submitted a plan for cure as promptly as is reasonably practicable (but in no event beyond an additional [**] day period) through the application of Commercially Reasonable Efforts with a remedy or cure period reasonably acceptable to Alnylam, then after the earlier of the remedy or cure date accepted by Alnylam or the date Monsanto ceases to use Commercially Reasonable Efforts to remedy or cure such breach. If there is a good faith dispute between the Parties regarding an obligation to pay a royalty on a particular product (e.g., the amount of royalty due or whether said product is Covered by a Valid Claim), then the applicable cure periods will be tolled during the existence of such good faith dispute and the termination of this Agreement by Alnylam will not become effective until such dispute is resolved.

9.3 Termination for Patent Challenge. In the event that a Party and/or one or more its Affiliates (in the case of Alnylam) or Related Parties (in the case of Monsanto) (a) commences or participates in any action or proceeding (including, without limitation, any patent opposition or re-examination proceeding), or otherwise asserts any claim, challenging or denying the validity or enforceability of any of the Patent Rights licensed to said Party under this Agreement, or any claim thereof or (b) actively assists any other person or entity in bringing or prosecuting any action or proceeding (including, without limitation, any patent opposition or re-examination proceeding) challenging or denying the validity or enforceability of any of such Patent Rights or any claim thereof, then (i) said Party-licensee shall give notice thereof to the Party-licensor within [**] days of taking such action and (ii) the Party-licensor will have the right, in its sole discretion to give notice to the Party-licensee that the licenses granted to the Party-licensee with respect to all or any portion of the Patent Rights licensed to the Party-licensee under this Agreement will terminate in thirty (30) days following such notice (or such longer period as the Party-licensor may designate in such notice), and, unless the Party-licensee and/or its Affiliates cease(s) all participation with respect to all such challenge(s) (including withdrawing any challenge within its control) within such thirty (30)-day period, such licenses will so terminate. In the event that the Party-licensor is not permitted under applicable Law to terminate the licenses with respect to all the Patent Rights licensed under this Agreement to the Party-licensee, then the Parties agree to construe this provision as to permit the Party-licensor to terminate the licenses to that portion of such Patent Rights with respect to which the Party-licensor has the legal right to do so. To be clear, a dispute, which could involve determinations on issues such as claim scope, construction, or interpretation, does not constitute challenging or denying the validity or enforceability of any of the Patent Rights unless a Party-licensee actually contests the validity, enforceability, and/or requests reexamination of or opposes a patent or contests the allowance or issuance of a patent application, or actively assists any other person or entity to do so. Also, challenging or denying the validity or enforceability of any of the Patent Rights does not include provoking or participating in an interference proceeding.

9.4 Termination for Bankruptcy. This Agreement may be terminated by either Party upon the filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings, or upon an assignment of a substantial portion of the assets for the benefit of creditors by the other Party; provided, however, that in the event of any involuntary bankruptcy or receivership proceeding such right to terminate will only become effective if the Party consents to the involuntary bankruptcy or receivership or such proceeding is not dismissed within sixty (60) days after the filing of such bankruptcy or receivership

9.5 Termination At Will. Monsanto shall have the right to terminate this Agreement in its entirety for any reason after the first anniversary of the Effective Date upon thirty (30) days prior written notice to Alnylam; provided, however, that if royalties were payable for any of the prior four (4) Accounting Periods or are currently payable hereunder with respect to a Licensed Product in any country, Monsanto shall continue to comply with the terms of this Agreement with respect to such Licensed Product in such country as if the Agreement had not terminated hereunder, as such terms relate to the payment of royalties and event payments with respect to such Licensed Product in such country, and the related accounting provisions of this Agreement.

9.6 Effect of Expiration or Termination. Unless otherwise expressly set forth herein, all rights and obligations of the Parties hereunder shall terminate as of the effective date of such expiration or termination.

(a) Termination by Monsanto For Alnylam Breach. Without limiting any other legal or equitable remedies Monsanto may have, if Monsanto terminates this Agreement pursuant to Section 9.2(a) or 9.4, then the licenses granted to Alnylam under this Agreement shall terminate and the licenses granted to Monsanto under this Agreement shall continue in full force and effect (subject to the terms of Sections 2.1, 2.3, 2.4, 2.5 and 2.10); provided, that Monsanto continues to comply with its obligations under Sections 2.7 and 2.9, pay all amounts due to Alnylam pursuant to Article V except for Section 5.6 but subject to Section 5.7, and comply in all respects with the requirements of each Listed Alnylam Third Party Agreement; and provided, further, that if Monsanto terminates this Agreement pursuant to Section 9.2(a), Monsanto shall be entitled to deduct from any royalties and any share of Monsanto Sublicense Income payable to Alnylam under Article V the following: (i) the amount of the monetary damages awarded to Monsanto pursuant to a final decision of a court of competent jurisdiction, which is not appealable or has not been appealed within the time allowed for appeal, and (ii) all the attorneys’ fees and all costs associated with Monsanto obtaining and enforcing said final decision, including those associated with any appeals.

(b) Termination by Alnylam For Monsanto Breach; Termination by Monsanto For Convenience. Without limiting any other legal or equitable remedies Alnylam may have, if (i) Alnylam terminates this Agreement pursuant to Section 9.2(b) or 9.4, or (ii) Monsanto terminates this Agreement pursuant to Section 9.5, then all provisions of this Agreement, including the licenses granted under Section 2.1(a) by Alnylam to Monsanto hereunder, shall terminate, except that Alnylam’s rights under Section 2.2 shall survive and shall be fully-paid, perpetual and include an unrestricted right to grant sublicenses, and the payments in Sections 5.2 and 5.5 shall become immediately due and payable (to the extent such payments have not already been made). Monsanto and its Related Parties will immediately cease using the Licensed Intellectual Property and cease making, using, selling, offering to sell, and importing any Licensed Product Covered by the Licensed Patent Rights.

(c) Paid-Up License. Upon the expiration of the last to expire Licensed Patent Right Covering a Licensed Product in a country, subject to Alnylam Third Party Obligations and the payment obligations of Monsanto under Article V, Monsanto’s and its Affiliates’ license under Section 2.1(a)(i) with respect to such Licensed Product in such country shall become a fully paid-up, royalty-free, non-exclusive license, with the right to sublicense, to Discover, Develop, Manufacture, and/or Commercialize such Licensed Product in such country and Monsanto and its Affiliates may continue to utilize the Software in accordance with the terms and conditions set forth in Section 2.1(a)(ii).

(d) Termination upon Bankruptcy of a Party. If this Agreement is terminated by either Party (the “Non-Bankrupt Party”) pursuant to Section 9.4 due to the rejection of this Agreement by or on behalf of the other Party (the “Bankrupt Party”) under Section 365 of the United States Bankruptcy Code (the “Code”), all licenses and rights to licenses granted under or pursuant to this Agreement by the Bankrupt Party to the Non-Bankrupt Party are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the Code, licenses of rights to “intellectual property” as defined under Section 101(35A) of the Code. The Parties agree that the Non-Bankrupt Party, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Code, and that upon commencement of a bankruptcy proceeding by or against the Bankrupt Party under the Code, the Non-Bankrupt Party shall be entitled to a complete duplicate of, or complete access to (as the Non-Bankrupt Party deems appropriate), any such intellectual property and all embodiments of such intellectual property. Such intellectual property and all embodiments thereof shall be promptly delivered to the Non-Bankrupt Party (i) upon any such commencement of a bankruptcy proceeding upon written request therefor by the Non-Bankrupt Party, unless the Bankrupt Party elects to continue to perform all of its obligations under this Agreement or (ii) if not delivered under (i) above, upon the rejection of this Agreement by or on behalf of the Bankrupt Party upon written request therefor by the Non-Bankrupt Party. The foregoing provisions are without prejudice to any rights the Non-Bankrupt Party may have arising under the Code or other applicable Law. The parties intend for the substance of this Section 9.6(d) to apply worldwide, even if the Code does not expressly apply to the Bankrupt Party or to the Non-Bankrupt Party.

(e) Survival. The expiration or termination of any right or obligation under this Agreement for any reason will not affect obligations, including the payment of any royalties and event payments, that have accrued as of the date of such expiration or termination, as the case may be, and the provisions set forth in Sections 5.8, 5.9, 5.10, 5.11, 5.12, 5.13, 5.14 and 5.15 (with respect to each of the foregoing Sections, solely to the extent that any amounts are due but unpaid thereunder), this Section 9.6, and Articles VI and X hereof, shall survive such expiration or termination.

ARTICLE X

MISCELLANEOUS

10.1 Indemnification.

(a) By Alnylam. Alnylam shall defend, indemnify and hold harmless Monsanto, its Affiliates and their respective directors, officers, employees and agents, at Alnylam’s cost and expense, from and against any liabilities, losses, costs, damages, fees or expenses (including reasonable fees and expenses of legal counsel) arising out of any Third Party claim based on (i) any breach by Alnylam of any of its representations, warranties or obligations pursuant to this Agreement; (ii) the negligence or willful misconduct of Alnylam or its Affiliates or sublicensees, or any of their respective directors, officers, employees and agents, in the performance of obligations or exercise of rights under this Agreement; or (iii) the practice of the licenses granted to Alnylam and its Affiliates pursuant to Section 2.1(b), except to the extent that such claims arise out of any breach by Monsanto of any of its representations, warranties or obligations pursuant to this Agreement or any negligence or willful misconduct of Monsanto or its Related Parties, or any of their respective directors, officers, employees and agents.

(b) By Monsanto. Monsanto shall defend, indemnify and hold harmless Alnylam, its Affiliates, its Listed Counterparties and their respective directors, officers, employees and agents at Monsanto’s cost and expense, from and against any liabilities, losses, costs, damages, fees or expenses (including reasonable fees and expenses of legal counsel) arising out of any Third Party claim based on (i) any breach by Monsanto of any of its representations, warranties or obligations pursuant to this Agreement, or (ii) the negligence or willful misconduct of Monsanto or its Related Parties, or any of their respective directors, officers, employees and agents, in the performance of obligations or exercise of rights under this

Agreement, or (iii) the practice of the licenses granted to Monsanto and its Affiliates under this Agreement or the Discovery, Development, Manufacture or Commercialization of Licensed Products; except to the extent that such claims arise out of any breach by Alnylam of any of its representations, warranties or obligations pursuant to this Agreement or the negligence or willful misconduct of Alnylam or its Affiliates or sublicensees, or any of their respective directors, officers, employees and agents.

(c) Claims for Indemnification with respect to Third Parties.

(i) With regard to any Third Party claim for which indemnification may be sought under this Section 10.1 against a person entitled to indemnification under this Section 10.1 (an “Indemnified Party”), the Indemnified Party shall give prompt written notification to the person from whom indemnification is sought (the “Indemnifying Party”) of the commencement of any action, suit or proceeding relating to such Third Party claim or, if earlier, upon the assertion of any such claim by a Third Party (it being understood and agreed, however, that the failure by an Indemnified Party to give notice of a Third Party claim as provided in this Section 10.1(c) shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except and only to the extent that such Indemnifying Party is actually prejudiced as a result of such failure to give notice).

(ii) Within [**] days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such action, suit, proceeding or claim with counsel reasonably satisfactory to the Indemnified Party. If the Indemnifying Party does not assume control of such defense, the Indemnified Party shall control such defense.

(iii) The Party not controlling such defense may participate therein at its own expense; provided that if the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes, based on advice from counsel, that the Indemnifying Party and the Indemnified Party have conflicting interests with respect to such action, suit, proceeding or claim, the Indemnifying Party shall be responsible for the reasonable fees and expenses of counsel to the Indemnified Party solely in connection therewith; provided further, however, that in no event shall the Indemnifying Party be responsible for the fees and expenses of more than one counsel in any one jurisdiction for all Indemnified Parties.

(iv) The Party controlling such defense shall keep the other Party advised of the status of such action, suit, proceeding or claim and the defense thereof and shall consider recommendations made by the other Party with respect thereto.

(v) The Indemnified Party shall not agree to any settlement of such action, suit, proceeding or claim without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, agree to any settlement of such claim or consent to any judgment in respect thereof that does not include a complete and unconditional release of the Indemnified Party from all liability with respect thereto or that imposes any liability or obligation on the Indemnified Party.

10.2 No Consequential or Punitive Damages. NEITHER PARTY HERETO WILL BE LIABLE FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, EXEMPLARY OR MULTIPLE DAMAGES ARISING OUT OF THIS AGREEMENT OR THE EXERCISE OF ITS RIGHTS HEREUNDER, OR FOR LOST PROFITS ARISING FROM OR RELATING TO ANY BREACH OF, OR OTHERWISE UNDER, THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES. NOTHING IN THIS SECTION 10.2 IS INTENDED TO LIMIT OR RESTRICT (A) THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF EITHER PARTY WITH RESPECT TO THIRD PARTY CLAIMS UNDER SECTION 10.1 OR (B) REMEDIES AVAILABLE TO EITHER PARTY WITH RESPECT TO A BREACH OF ARTICLE VI.

10.3 Notices. Any notice or report required or permitted to be given or made under this Agreement by one of the Parties to the other shall be in writing and shall be deemed to have been delivered upon personal delivery or (a) in the case of notices provided between Parties in the continental United States, four (4) days after deposit in the mail or the next Business Day following deposit with a reputable overnight courier and (b) in the case of notices provided by telecopy (which notice shall be followed immediately by an additional notice pursuant to clause (a) above if the notice is of a default hereunder), upon completion of transmissions to the addressee’s telecopier, as follows (or at such other addresses or facsimile numbers as may have been furnished in writing by one of the Parties to the other as provided in this Section 9.3):

If to Alnylam:

Alnylam Pharmaceuticals, Inc.

300 Third Street, 3rd Floor

Cambridge, Massachusetts 02142

Attention: Legal Department

Fax:(617) 551-8101

With a copy (which shall not constitute notice) to:

Faber Daeufer Itrato & Cabot PC

950 Winter Street, Suite 4500

Waltham, MA 02154

Attention: Sumy C. Daeufer

Facsimile No.: (781) 795-4747

If to Monsanto:

Monsanto Company

Attn: Vice President, Chemistry

800 N. Lindbergh Blvd.

St. Louis, Missouri 63167

With copies (which shall not constitute notice) to:

General Patent Counsel

Monsanto Company

800 N. Lindbergh Boulevard

St. Louis, Missouri 63167

Manager of Technology Alliances Team

Monsanto Company

800 N. Lindbergh Boulevard, B2NL

St. Louis, Missouri 63167

10.4 Choice of Law. This Agreement shall be governed by and interpreted under the laws in effect in the State of New York, excluding its conflicts of laws principles.

10.5 Severability. If, under applicable Law any provision hereof is invalid or unenforceable, or otherwise directly or indirectly affects the validity of any other material provision(s) of this Agreement (“Severed Clause”), then, it is mutually agreed that this Agreement shall endure except for the Severed Clause. The Parties shall consult and use their best efforts to agree upon a valid and enforceable provision that shall be a reasonable substitute for such Severed Clause in light of the intent of this Agreement.

10.6 Interpretation. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” The word “or” shall be construed to have the same meaning and effect as “and/or.” Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein), (b) any reference to any Laws herein shall be construed as referring to such Laws as from time to time enacted, repealed or amended, (c) any reference herein to any Person shall be construed to include the Person’s successors and assigns, (d) the words “herein”, “hereof’ and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, and (e) all references herein to Articles, Sections, Exhibits or Schedules shall be construed to refer to Articles, Sections, Exhibits and Schedules of this Agreement. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

10.7 Integration. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter thereof and supersedes all previous agreements, whether written or oral. Notwithstanding the foregoing, the Evaluation and Option Agreement between the Parties dated May 18, 2012 (the “Evaluation Agreement”) remains in full force and effect, except that Section 9 (Option for License) of the Evaluation Agreement is terminated, and the Evaluation Agreement will expire at the end of the Pilot Term (as such term is defined in the Evaluation Agreement). This Agreement may be amended only in writing signed by properly authorized representatives of each of the Parties.

10.8 Independent Contractors; No Agency. Neither Party shall have any responsibility for the hiring, firing or compensation of the other Party’s employees or for any employee benefits. No employee or representative of a Party shall have any authority to bind or obligate the other Party to this Agreement for any sum or in any manner whatsoever, or to create or impose any contractual or other liability on the other Party without said Party’s written approval. For all purposes, and notwithstanding any other provision of this Agreement to the contrary, each Party’s legal relationship under this Agreement to the other Party shall be that of independent contractor. The Parties agree and acknowledge that neither owes any fiduciary duties to the other.

10.9 Assignment; Successors. Neither Alnylam nor Monsanto may assign this Agreement in whole or in part without the prior written consent of the other Party and such attempted assignment shall be deemed null and void; provided, however, that either Party may assign this Agreement without the prior written consent of the other Party (a) to an Affiliate of such Party, provided that the assigning Party shall remain primarily liable hereunder for the performance of all obligations by the assignee, or (b) to a Third Party in connection with a merger, sale or transfer of all or substantially all of the assigning Party’s business to which this Agreement relates; provided, that such assignee shall agree in writing to be bound by the terms and conditions of this Agreement. This Agreement shall be binding upon, and shall inure to the benefit of, all permitted successors and assigns.

10.10 Waivers. No failure on the part of Monsanto or Alnylam to exercise and no delay in exercising any right, power, remedy or privilege under this Agreement, or provided by statute or at law or in equity or otherwise, shall impair, prejudice or constitute a waiver of any such right, power, remedy or privilege or be construed as a waiver of any breach of this Agreement or as an acquiescence therein, nor shall any single or partial exercise of any such right, power, remedy or privilege preclude any other or further exercise thereof or the exercise of any other right, power, remedy or privilege.

10.11 Actions of Affiliates. Except as set forth in Section 10.13 below, each Party shall be liable for any failure by its Affiliates to comply with the restrictions, limitations and obligations set forth in this Agreement. Each Party may perform its obligations hereunder personally or through one or more Affiliates, although each Party shall nonetheless be solely responsible for the performance of its Affiliates. Neither Party shall permit any of its Affiliates to commit any act (including any act of omission) that such Party is prohibited hereunder from committing directly. To the extent that the rights granted to a Party hereunder may be and are exercised by an Affiliate of such Party, such Affiliate shall be bound by the corresponding obligations of such Party.

10.12 Expenses. Except as otherwise expressly set forth in this Agreement, each Party shall be solely responsible for the expenses it incurs in connection with its performance of the activities contemplated by this Agreement.

10.13 No Third Party Beneficiaries. Except as expressly set forth in this Agreement, no Person other than the Parties and their respective Affiliates and permitted assignees hereunder shall be deemed an intended third party beneficiary hereunder or have any right to enforce any obligation of this Agreement.

10.14 Execution in Counterparts; Facsimile Signatures. This Agreement may be executed in counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original, and all of which counterparts, taken together, shall constitute one and the same instrument even if both Parties have not executed the same counterpart. Signatures provided by facsimile transmission shall be deemed to be original signatures.

[Remainder of This Page Intentionally Left Blank]

IN WITNESS WHEREOF, Alnylam and Monsanto have caused this License and Collaboration Agreement to be duly executed by their authorized representatives, as of the date first written above.

MONSANTO COMPANY

By:	/s/ Robert T. Fraley
	Name:	Robert T. Fraley
	Title:	Executive Vice President and Chief Technology Officer

ALNYLAM PHARMACEUTICALS, INC.

By:
Name:
Title:

Confidential

IN WITNESS WHEREOF, Alnylam and Monsanto have caused this License and Collaboration Agreement to be duly executed by their authorized representatives, as of the date first written above.

MONSANTO COMPANY

By:
Name:
Title:

ALNYLAM PHARMACEUTICALS, INC.

By:	/s/ John Maraganore
	Name:	John Maraganore, Ph. D.
	Title:	Chief Executive Officer

Confidential

Schedule A

Licensed Patent Rights

A(1)	Patents and Patent Applications Owned by Alnylam

A(2)	Patents and Patent Applications Licensed from Max Planck Innovation GmbH

A(3)	Patents and Patent Applications Licensed from Isis Pharmaceuticals, Inc.

Schedule A(1)

Patents and Patent Applications Owned by Alnylam

Confidential Materials omitted and filed separately with the Securities and Exchange Commision. A total of 47 pages were omitted.

[**]

Schedule A(2)

Patents And Patent Applications Licensed From Max Planck Innovation GmbH.

Confidential Materials omitted and filed separately with the Securities and Exchange Commision. A total of 5 pages were omitted.

[**]

Schedule A(3)

Patents And Patent Applications Licensed From Isis Pharmaceuticals Inc.

Confidential Materials omitted and filed separately with the Securities and Exchange Commision. A total of 44 pages were omitted.

[**]

Schedule B

Listed Alnylam Third Party Agreements

Copies of the following agreements, some in redacted form, have been, or shall be, made available to Monsanto as of the Effective Date:

1. Co-Exclusive License Agreement between Max Planck Innovation GmbH (formerly Garching Innovation GmbH) and Alnylam Pharmaceuticals, Inc., dated December 20, 2002, as amended by Amendment dated July 2, 2003, the Requirements Amendment effective June 15, 2005, the Waiver Amendment effective August 9, 2007 and the Amendment to the Alnylam Co-Exclusive License Agreement dated as of March 14, 2011, by and between Alnylam Pharmaceuticals, Inc., on the one hand, and Whitehead Institute for Biomedical Research, Massachusetts Institute of Technology and Max-Planck-Innovation GmbH, on the other hand; and Co-Exclusive License Agreement between Max Planck Innovation GmbH (formerly Garching Innovation GmbH) and Alnylam Europe AG (formerly Ribopharma AG), dated June 30, 2003

2. Amended and Restated Strategic Collaboration & License Agreement between Isis Pharmaceuticals, Inc. and Alnylam Pharmaceuticals, Inc., dated April 28, 2009, as amended by letter agreement dated August 27, 2012

Schedule C

Additional Requirements for Software

1. Additional Requirements for Source Code Form of Software. In addition to the confidentiality provisions in Article VI of this Agreement, the Source Code Form of all Restricted Software provided to Monsanto will be subject to the following restrictions:

(a) Monsanto and its Affiliate will not distribute to anyone outside of Monsanto or its Affiliates any software that provides functions substantially similar to the Restricted Software, unless such software is developed completely and exclusively by employees or independent contractors of Monsanto or its Affiliates who have not had access to the Source Code Form of any Restricted Software.

(b) In order to establish independent development under clause (a) above, Monsanto will maintain access logs recording the names and dates of access to the Source Code Form of all Restricted Software. Monsanto will also keep development records for any other software it develops that provides functions substantially similar to any Restricted Software, including dates of development of each module and the names of the people working on such module

2. Restrictions on Software Licenses. Monsanto agrees:

(a) to use the Software only in the manner, and for the purposes, expressly permitted in Section 2.1(a)(ii) and this Schedule C;

(b) except as expressly permitted in Section 2.1(a)(ii) and this Schedule C, not to decompile, disassemble, analyze or otherwise examine the Software for the purpose of reverse engineering (except to the extent this restriction is expressly prohibited by applicable Law);

(c) not to delete or in any manner alter any notices, disclaimers or other legends contained in the Software;

(d) to reproduce and display all such notices in all copies or derivative works of the Software that Monsanto makes in accordance with this Agreement;

(e) except for the provision of services to permitted Sublicensees as provided in Section 2.1(a)(ii)(x), not to provide service bureau facilities or commercial time-sharing services to any other person or entity or supporting operations for any other person or entity through the access and/or use of the Software; and

(f) to obtain its own licenses to use Microsoft Excel, R programming language, Python programming language and any other Third Party software or programming language required in order to use the Software.

3. Inspection Right. No more than [**] a year, upon reasonable notice and during business hours, Alnylam may inspect the facilities of Monsanto at which the Software is installed or use, and review the development records relating to the Software, to make sure that Monsanto has complied with the terms of Section 2.1(a)(ii) and this Schedule C.

4. Software Development by Alnylam. Other than as set forth in Section 2.8, nothing in this Agreement will in any way limit Alnylam’s or its Affiliates’ ability to develop, for itself, its Affiliates or for any Third Party, any products or applications using or based on the Software.

Schedule D

Initial Identification of Technology That May be Transferred

Confidential Materials omitted and filed separately with the Securities and Exchange Commision. A total of 12 pages were omitted.

[**]

Schedule E

Exceptions

Reference is made to certain claims alleged by the plaintiffs in the action entitled:

[**]

Schedule F

Claims

Confidential Materials omitted and filed separately with the Securities and Exchange Commision. A total of 2 pages were omitted.

[**]

Schedule G

Certain Licensed Patent Rights

The Schedule G patents and patent applications are as follows:

(a)	U.S. Pat. Nos. [**];

(b)	all patents and patent applications to which the patents in clause (a) claim priority; and/or

(c)	all patents and patent applications that claim priority to the patents in clause (a) and/or the patents and applications in clause (b), including (i) all provisionals, divisionals, continuations, continuations-in-part, reexaminations, and substitutions, and any patents issuing therefrom including extensions, registrations, and reissues thereof, as well as (ii) all foreign patent applications, foreign issued patents and all counterparts thereof including, without limitation, substitutions, confirmations, registrations, revalidations, supplementary protection certificates, and administrative protection certificates.

Schedule H

Patent Rights Comprising Excluded Intellectual Property

Confidential Materials omitted and filed separately with the Securities and Exchange Commision. A total of 24 pages were omitted.

[**]

Schedule I

Technology Transfer Plan and Budget

To be completed pursuant to Section 3.1.